Exhibit 10.1

Execution Version

Published CUSIP Number: 3137LEAC7

TERM LOAN AGREEMENT

Dated as of November 22, 2011

by and among

FEDERAL REALTY INVESTMENT TRUST,

as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR PERMITTED ASSIGNEES UNDER SECTION 12.6.,

as Lenders,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

CAPITAL ONE, N.A.,

as Syndication Agent,

PNC CAPITAL MARKETS LLC

and

CAPITAL ONE, N.A.,

as Joint Lead Arrangers and Joint Book

Runners

and

each of

REGIONS BANK

and

SUNTRUST BANK,

as a Documentation Agent

- i -

- ii -

SCHEDULE I	Commitments
SCHEDULE 1.1.(a)	List of Loan Parties
SCHEDULE 6.1.(b)	Ownership Structure
SCHEDULE 6.1.(f)	Properties
SCHEDULE 6.1.(g)	Indebtedness and Guaranties
SCHEDULE 6.1.(i)	Litigation
SCHEDULE 6.1.(z)	Unencumbered Assets

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Guaranty
EXHIBIT C	Form of Notice of Borrowing
EXHIBIT D	Form of Notice of Continuation
EXHIBIT E	Form of Notice of Conversion
EXHIBIT F	Form of Note

- iii -

EXHIBIT G	Form of Opinion of Counsel
EXHIBIT H	Form of Compliance Certificate

- iv -

THIS TERM LOAN AGREEMENT (this “Agreement”) dated as of November 22, 2011, by and among FEDERAL REALTY INVESTMENT TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and permitted assignees under Section 12.6. (the “Lenders”), PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent (together with its successors and permitted assigns, the “Administrative Agent”), CAPITAL ONE, N.A., as Syndication Agent (the “Syndication Agent”), PNC CAPITAL MARKETS LLC and CAPITAL ONE, N.A., as Joint Lead Arrangers and Joint Book Runners (each, an “Arranger”), and each of REGIONS BANK and SUNTRUST BANK, as a Documentation Agent (each, a “Documentation Agent”).

WHEREAS, the Lenders desire to make available to the Borrower unsecured term loans in an aggregate principal amount of $275,000,000, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 4.1.(b).

“Adjusted EBITDA” means, for any given period, (a) the EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis for such period (including the Borrower’s Ownership Share of EBITDA of its Unconsolidated Affiliates as set forth in clause (b) of the definition of EBITDA), minus (b) Capital Reserves.

“Adjusted Total Asset Value” means Total Asset Value determined exclusive of assets that are owned by Excluded Subsidiaries, Unconsolidated Affiliates or the Specified Non-Wholly Owned Subsidiaries.

“Administrative Agent” means PNC Bank, National Association as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 11.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agreement Date” means the date as of which this Agreement is dated.

“Anti-Terrorism Laws” means any Applicable Law relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” means all applicable provisions of international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation, implementation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Applicable Margin” means the percentage rate set forth in the table below corresponding to the level (each a “Level”) into which the Borrower’s Credit Rating then falls. As of the Agreement Date, the Applicable Margin is determined based on Level 2. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective as of the first Business Day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 8.4.(n) that the Borrower’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level by written notice to the Borrower (provided, however, that the Administrative Agent’s failure to give such notice shall not change the effectiveness of the adjustment of the Level) effective as of the first Business Day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. During any period that the Borrower has received two Credit Ratings that are not equivalent, the Applicable Margin shall be determined based on the Level corresponding to the higher of such two Credit Ratings unless the difference in the Credit Ratings is greater than one ratings level, in which case the Applicable Margin shall be determined by reference to the ratings level immediately below the higher of the two Credit Ratings. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating. During any period that the Borrower has not received a Credit Rating from any Rating Agency, the Applicable Margin shall be determined based on Level 5. The provisions of this definition shall be subject to Section 2.2.(c).

Level	Borrower’s Credit Rating (S&P/Moody’s or equivalent)	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	A-/A3 (or equivalent) or better	1.30%	0.30%
2	BBB+/Baa1 (or equivalent)	1.45%	0.45%
3	BBB/Baa2 (or equivalent)	1.70%	0.70%
4	BBB-/Baa3 (or equivalent)	2.05%	1.05%
5	Lower than BBB-/Baa3 (or equivalent)	2.50%	1.50%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Arranger” has the meaning set forth in the introductory paragraph hereof and shall include each Arranger’s successors and permitted assigns.

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Administrative Agent, substantially in the form of Exhibit A.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means for any day, a fluctuating per annum rate of interest equal to the highest of (a) the interest rate per annum announced from time to time by the Lender then acting as the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by such Lender, (b) the Federal Funds Open Rate plus one-half of one percent (0.50%), or (c) the Daily LIBOR Rate plus one percent (1.0%), so long as the Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Base Rate Loan” means any portion of a Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Blocked Person” has the meaning given that term in Section 6.1.(x).

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Information” has the meaning given that term in Section 2.2.(c).

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial lenders are authorized or required to be closed for business in Pittsburgh, Pennsylvania and, if the applicable Business Day relates to a LIBOR Loan, such day must also be a day on which dealings are carried on in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Reserves” means, for any period and with respect to any: (i) portion of a Property developed with improvements utilized for the retail sale of goods or services, office space or other use (other than residential apartments), an amount equal to (a) $0.15 per square foot times, (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365; provided, however, no capital reserves shall be required with respect to any portion of any such Property which is leased under a ground lease to a third party that owns the improvements on such portion of such Property; or (ii) Multifamily Property or any portion of a Property developed with improvements utilized as residential apartments (other than Properties having less than 20 residential units), an amount equal to (a) $200 per apartment unit in such Multifamily Property times, (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Office Properties, Retail Properties and Multifamily Properties of the Borrower and its Subsidiaries and a proportionate share of all Office, Retail and Multifamily Properties of all Unconsolidated Affiliates.

“Capitalization Rate” means 7.25%.

“Capitalized Lease Obligation” means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized

Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Commitment” means, as to a Lender, such Lender’s obligation to make a Loan pursuant to Section 2.1., in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount”.

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.6.

“Construction-in-Process” means cash expenditures for land and improvements (including indirect costs internally allocated and development costs) in accordance with GAAP on all Development Properties.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Property” means a Property which is an Eligible Property that is owned in fee simple (or leased under a Ground Lease) by a Guarantor that is not a Wholly Owned Subsidiary and with respect to which the Borrower or such Guarantor has the right to take the following actions without the need to obtain the consent of any Person (other than the Requisite Lenders if required pursuant to the Loan Documents): (A) to create Liens on such Property as security for Indebtedness of the Borrower or such Guarantor, as applicable and (B) to sell, convey, transfer or otherwise dispose of such Property.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.7.

“Credit Event” means any of the following: (a) the making of any Loan, (b) the Conversion of a Base Rate Loan into a LIBOR Loan and (c) the Continuation of a LIBOR Loan.

“Credit Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the unpaid principal amount of such Lender’s Loan to (b) the aggregate unpaid principal amount of all Loans.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

“Daily LIBOR Rate” means, for any day, the rate per annum determined by the Administrative Agent by dividing (a) the Published Rate by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage. The Daily LIBOR Rate shall be adjusted with respect to any Base Rate Loan on and as of the effective date of any change in the LIBOR Reserve Percentage. The Administrative Agent shall give prompt notice to the Borrower of the Daily LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9.(d), any Lender that (a) has failed to (i) fund all or any portion of its Loan within 2 Business Days of the date such Loan was required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination (such reasonableness to be confirmed by the Administrative Agent) that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing furnished to the Administrative Agent and the Borrower on or prior to the date which is one Business Day before the request for such funding is submitted by the Borrower in order to be effective to exclude such Lender from being a “Defaulting Lender” hereunder with respect to such requested funding) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination (such reasonableness to be confirmed by the Administrative Agent) that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement furnished to the Administrative Agent and the Borrower on or prior to the date which is one Business Day before the request for such funding is submitted by the Borrower in order to be effective to exclude such Lender from being a “Defaulting Lender” hereunder with respect to such requested funding) cannot be satisfied), or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(d)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any commitment on the part of a Loan Party to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Support Document” means (i) any Credit Support Annex comprising part of (and as defined in) any Specified Derivatives Contract, and (ii) any document or agreement pursuant to which cash, deposit accounts, securities accounts or similar financial asset collateral are pledged to or made available for set-off by, a Specified Derivatives Provider, including any banker’s lien or similar right, securing or supporting Specified Derivatives Obligation.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Administrative Agent or any Lender).

“Development Property” means a Property that otherwise qualifies as an Eligible Property except it is not yet a Retail Property, an Office Property or a Multifamily Property but is being developed, or will have development commencing within 12 months of any date of determination, to become one. A Development Property will cease to constitute a Development Property upon the earlier to occur of (a) the date that is six months past substantial completion of such Property and (b) achieving an Occupancy Rate of 85.0%.

“Documentation Agent” has the meaning set forth in the introductory paragraph hereof and shall include each Documentation Agent’s successors and permitted assigns.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period: (a) net income (or loss) of such Person for such period determined on a consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such net income (loss)): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; and (iv) extraordinary or non-recurring gains and losses; plus (b) such Person’s Ownership Share of EBITDA (as determined in a manner consistent with the foregoing clause (a)) of its Unconsolidated Affiliates. EBITDA will be adjusted to remove all impact of straight lining of rents required under GAAP and amortization of intangibles pursuant to FASB ASC 805.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived by all of the Lenders.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, any of the Borrower’s Affiliates or Subsidiaries or any Defaulting Lender.

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is a Retail Property, an Office Property or a Multifamily Property; (b) neither such Property, nor any interest of the Borrower, any Subsidiary or any Unconsolidated Affiliate therein (and if such Property is owned by a Subsidiary or Unconsolidated Affiliate, none of the Borrower’s direct or indirect ownership interests in such Subsidiary or Unconsolidated Affiliate) is subject to any Lien other than Permitted Liens (excluding Permitted Liens of the type described in clauses (g) and (h) of the definition thereof) or subject to any Negative Pledge; (c) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property; and (d) if (i) such Property is leased by the Borrower, a Subsidiary or Unconsolidated Affiliate pursuant to a Ground Lease or other lease, (ii) the lessor’s interest in such Property is subject to a mortgage and (iii) such Ground Lease or lease is subordinate to such mortgage, then the mortgagee shall have executed a customary non-disturbance agreement with respect to the rights of the Borrower, such Subsidiary or Unconsolidated Affiliate under the Ground Lease or other lease.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and, to the extent constituting Applicable Law, any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the ERISA group receives notice of the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the ERISA Group receives notice of the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) the ERISA Group receives notice of a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Subsidiary” means any Subsidiary (a) holding title to assets that are or are to become collateral for any Secured Indebtedness of such Subsidiary and (b) that is prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument, or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Agreement” means that certain Credit Agreement dated as of July 7, 2011, by and among Borrower, each of the financial institutions initially a signatory thereto together with their successors and permitted assignees pursuant to section 12.6. thereof, Wells Fargo Bank, National Association, as administrative agent, and each of the other parties thereto, as amended, restated, supplemented, or otherwise modified from time to time.

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Except as otherwise provided herein, Fair Market Value shall be determined by the Board of Trustees of the Borrower (or an authorized committee thereof) acting in good faith conclusively evidenced by a board resolution or written consent thereof delivered to the Administrative Agent or, with respect to any asset valued at no more than $1,000,000, such determination may be made by the chief financial officer of the Borrower evidenced by an officer’s certificate delivered to the Administrative Agent.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Open Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Federal Funds Open Rate without notice to the Borrower.

“Fee Letter” means that certain fee letter dated as of October 24, 2011, by and among the Borrower, PNC Bank, the Syndication Agent and the Arrangers.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder, under any other Loan Document or under the Fee Letter.

“Fixed Charges” means, for any period, the sum of (a) Interest Expense of the Borrower and its Subsidiaries determined on a consolidated basis and of Unconsolidated Affiliates for such period, (b) all regularly scheduled principal payments made with respect to Indebtedness of the Borrower, its Subsidiaries and its Unconsolidated Affiliates during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, and (c) all Preferred Dividends paid by the Borrower, its Subsidiaries and Unconsolidated Affiliates during such period (other than such payments to the Borrower and any Guarantor (including any payments ultimately made to a Guarantor which may pass through a Subsidiary which is not a Guarantor so long as such amounts are subsequently passed to a

Guarantor promptly after such initial distribution); provided, however that only the Borrower’s Ownership Share of the amounts (other than inter-company amounts) set forth in clauses (a) through (c) above with respect to Unconsolidated Affiliates of the Borrower shall be included in determinations of Fixed Charges.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person, excluding gains (or losses) from debt restructuring and sales of property, plus (b) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnership and joint ventures will be calculated to reflect funds from operations on the same basis. For purposes of this Agreement, Funds From Operations shall be calculated consistent with the White Paper on Funds from Operations dated April 2002 issued by National Association of Real Estate Investment Trusts, Inc., but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Date.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law and any group or body charged with setting financial, accounting, or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements, or the Basel Committee on Banking Supervision or similar authority to any of the foregoing).

“Ground Lease” means a ground lease or master lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease or master lease.

“Guarantor” means, individually and collectively, as the context shall require: (i) all Material Subsidiaries (other than Excluded Subsidiaries and Subsidiaries owning Non-Controlled Properties), and (ii) any Subsidiary that elects to become a Guarantor.

“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 5.1. or 7.14. and substantially in the form of Exhibit B.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) accounts payable and dividends payable; (d) Capitalized Lease Obligations of such Person (including ground leases to the extent required under GAAP to be reported as a liability) and any sale leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person; (e) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (f) all Off-

Balance Sheet Obligations of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (i) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness (which shall be deemed to have an amount equal to the Derivatives Termination Value thereof at such time but in no event shall be less than zero); (j) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)); (k) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (l) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person. By way of example only and not in limitation of the preceding sentence, Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or any portion thereof, is recourse to such Person, in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). All Loans shall constitute Indebtedness of the Borrower.

“Intellectual Property” has the meaning given that term in Section 6.1.(s).

“Interest Expense” means, for any period, without duplication, (a) total interest expense of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, including capitalized interest not funded under a construction loan on a consolidated basis, plus (b) the Borrower’s Ownership Share of total interest expense of Unconsolidated Affiliates determined in accordance with GAAP for such period, including capitalized interest not funded under a construction loan.

“Interest Period” means, with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan, the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, or such shorter period acceptable to the Lenders, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, except in the case of an Interest Period that has a duration of less than one month.

Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, (x) with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person and (y) with respect to any Property or other asset, the acquisition thereof. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 (or the equivalent) or higher from a Rating Agency.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns; provided, however, that the term “Lender” except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“LIBOR” means, for the Interest Period for any LIBOR Loan, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to such LIBOR Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage.

LIBOR may also be expressed by the following formula:

London interbank offered rates quoted by Bloomberg
LIBOR	=	or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

LIBOR shall be adjusted with respect to any LIBOR Loan that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of LIBOR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Loan” means a Loan (or any portion thereof) bearing interest at a rate based on LIBOR.

“LIBOR Reserve Percentage” means, as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1. or Section 2.9.

“Loan Document” means this Agreement, each Note, the Guaranty, and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letter and any Specified Derivatives Contract).

“Loan Party” means each of the Borrower and each other Person who guarantees all or a portion of the Obligations. Schedule 1.1.(a) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Major Default” means a Default resulting from the occurrence of any of the events described in Section 10.1.(a), Section 10.1.(e) or Section 10.1.(f).

“Mandatorily Redeemable Stock” means, with respect to a Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in each case, on or prior to the Maturity Date. For purposes of this definition, Equity

Interests in any of the following Subsidiaries which the Borrower is obligated to acquire pursuant to currently existing agreements (as in effect on the date hereof) with the holders of such Equity Interest shall not be considered to be Mandatorily Redeemable Stock: Congressional Plaza Associates, LLC, NVI-Avenue, LLC, Street Retail West 7, L.P., FR Pike 7 Limited Partnership, Federal Realty Partners L.P. and FR Leesburg Plaza, LP.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“Material Contract” means any contract or other arrangement (other than Loan Documents, the Fee Letter and Specified Derivatives Contracts), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew (if renewable by its terms) by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” has the meaning given that term in Section 10.1.(d).

“Material Subsidiary” means any Subsidiary to which more than 2% of Adjusted Total Asset Value is attributable on an individual basis.

“Maturity Date” means November 21, 2018.

“Mixed-Use Project” means any mixed-use project that includes or will include a Retail Property and will also include a Multifamily Property and/or an Office Property.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Mortgage Receivable” means a promissory note or similarly structured investment secured by a Mortgage of which the Borrower, its Subsidiaries or its Unconsolidated Affiliates is the holder and retains the rights of collection of all payments thereunder including, without limitation, mezzanine debt and preferred equity investments secured by individual or portfolio properties.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Multifamily Property” means a Property improved with, and from which at least 80% of the rental income is derived from, residential apartments, which may include a Property that is a part of a Mixed-Use Project.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest but including an appropriate accrual for taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower, its Subsidiaries or, to the extent applicable its Unconsolidated Affiliates and any property management fees) minus (c) the Capital Reserves for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period with respect to such Property and (ii) an imputed management fee in the amount equal to 3.0% of the gross revenues for such Property for such period.

“Net Proceeds” means with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Non-Controlled Property” means an Eligible Property owned in fee simple (or leased under a Ground Lease) by (a) an Unconsolidated Affiliate or (b) a Subsidiary that is not a Wholly Owned Subsidiary but which Property does not otherwise qualify as a Controlled Property.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” has the meaning given that term in Section 2.8.

“Notice of Borrowing” means a notice substantially in the form of Exhibit C (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for the borrowing of the Loans.

“Notice of Continuation” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.6. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.7. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include Specified Derivatives Obligations.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property for which the Borrower, a Subsidiary or, to the extent applicable, an Unconsolidated Affiliate, is collecting rent, or for which a lease has been signed but the term has not yet commenced, to (b) the total square footage of such Property available for lease; provided, that, in the case of a Multifamily Property, “Occupancy Rate” means the ratio, expressed as a percentage, of (a) the net rentable units of such Multifamily Property for which the Borrower, a Subsidiary or, to the extent applicable, an Unconsolidated Affiliate is collecting rent, or for which a lease has been signed but the term has not yet commenced, to (b) the total units of such Multifamily Property available for lease.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Office Property” means a Property improved with a building or buildings the substantial use of which is office space, which may include a Property that is part of a Mixed-Use Project.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which the Borrower is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate and (b) subject to compliance with Section 8.4.(p), such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Participant” has the meaning given that term in Section 12.6.(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, with respect to any asset or property of a Person, (a) (i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen’s compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or materially impair the use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders and each Specified Derivatives Provider; (f) Liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor, which obligations have been subordinated to the obligations owing by the Borrower and the Guarantors under the Loan Documents on terms satisfactory to the Administrative Agent; (g) Liens in existence as of the Agreement Date and set forth on Part II of Schedule 6.1.(f); and (h) Liens securing Indebtedness permitted by the Loan Documents.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“PNC Bank” means PNC Bank, National Association, and its successors and permitted assigns.

“Post-Default Rate” means, in respect of any principal of any Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus four percent (4.0%).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity issued by the Borrower, a Subsidiary or an Unconsolidated Affiliate. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or a Subsidiary; or (c) constituting balloon, bullet or similar redemptions resulting in the redemption of Preferred Equity in full.

“Preferred Equity” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Principal Office” means the main banking office of the Administrative Agent located in Pittsburgh, Pennsylvania, or such other office designated by the Administrative Agent.

“Property” means any parcel of real property owned or leased (in whole or in part) or operated by the Borrower, any Subsidiary or any Unconsolidated Affiliate of the Borrower and which is located in a state of the United States of America or the District of Columbia.

“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one-month period (or, if no such rate is published therein for any reason, then the “Published Rate” shall be the eurodollar rate for a one month period as published for such Business Day in another publication determined by the Administrative Agent.)

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P or Moody’s.

“Register” has the meaning given that term in Section 12.6.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation, implementation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) and (b) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, promulgated, implemented or issued.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Requisite Lenders” means, as of any date, (a) Lenders having at least 66-2/3% of the aggregate amount of the Commitments or (b) if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount of the aggregate outstanding Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) if there are fewer than 3 Lenders, the term “Requisite Lenders” shall mean all Lenders that are not as of such date a Defaulting Lender.

“Responsible Officer” means with respect to the Borrower or any Subsidiary, the chief executive officer, the chief financial officer, the treasurer or the chief operating officer of the Borrower or such

Subsidiary and, solely in the case of the Borrower, the vice president-chief accounting officer of the Borrower.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding.

“Retail Property” means each Property listed on Part I of Schedule 6.1.(f) hereto as a Retail Property and any other Property, a substantial use of which is the retail sale of goods and services, which may include a Property that is part of a Mixed-Use Project.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Secured Indebtedness” means, with respect to any Person, (a) all Indebtedness of such Person that is secured in any manner by any Lien on any property plus (b) such Person’s Ownership Share of the Secured Indebtedness of any of such Person’s Unconsolidated Affiliates.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, together with all rules and regulations issued thereunder.

“Significant Subsidiary” means any Subsidiary to which more than $50,000,000 of Total Asset Value is attributable on an individual basis.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract, together with any Derivatives Support Document relating thereto, that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the Borrower or any Subsidiary of the Borrower and any Specified Derivatives Provider.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means any Lender, or any Affiliate of a Lender that is a party to a Derivatives Contract at the time the Derivatives Contract is entered into.

“Specified Non-Wholly Owned Subsidiary” means each of Congressional Plaza Associates, LLC, FRIT Escondido Promenade, LLC, NVI-Avenue, LLC, and Street Retail West 7, L.P.

“Stabilized Property” means a property that is not a Development Property.

“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Syndication Agent” has the meaning set forth in the introductory paragraph hereof and shall include the Syndication Agent’s successors and permitted assigns.

“Tangible Net Worth” means, as of a given date, the shareholders’ (including common and preferred shareholders) equity of the Borrower and Subsidiaries determined on a consolidated basis plus (a) accumulated depreciation and amortization minus the following (to the extent reflected in determining such shareholders’ equity of the Borrower and its Subsidiaries): (b) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (c) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

“Taxes” has the meaning given that term in Section 3.10.

“Total Asset Value” means the sum of all of the following of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis: (a) cash and cash equivalents, plus (b) with respect to each Stabilized Property owned by the Borrower or any Subsidiary, (i) EBITDA attributable to such Property for the fiscal quarter most recently ended (adjusted for acquisitions and dispositions) times (ii) 4, divided by (iii) the Capitalization Rate; plus (c) the GAAP book value of Properties acquired during the most recent quarter, plus (d) Construction-in-Process, plus (e) the GAAP book value of accounts receivables from tenants (limited to rent, common area maintenance fees, taxes, insurance and other reimbursable expenses collected in the normal course of business net of bad debt expense and adjusted to exclude the impact of straight lining), plus (f) the GAAP book value of Unimproved Land, Mortgage Receivables and other promissory notes. The annualized EBITDA from each Stabilized Property cannot be less than zero. Borrower’s Ownership Share of assets held by Unconsolidated Affiliates will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets. For purposes of determining Total Asset Value, EBITDA from Properties acquired or disposed of by the Borrower and its Subsidiaries during the period of determination shall be excluded from clause (b) above.

“Total Budgeted Cost” means, at any time, the aggregate amount of all costs (net of third party contributions to, or reimbursement of, costs) budgeted to be paid, incurred or otherwise expended or accrued by the Borrower, a Subsidiary or an Unconsolidated Affiliate with respect to such Property to complete development and achieve a stabilized Occupancy Rate as reasonably determined by the Borrower in good faith, including without limitation, all amounts budgeted with respect to all of the following: (a) acquisition of land and any related improvements; (b) a reserve for construction interest; (c) an operating deficit reserve; (d) tenant improvements; (e) leasing costs and commissions, (f) infrastructure costs and (g) other hard and soft costs associated with the development or redevelopment of such Property. Total Budgeted Costs shall also include the fully budgeted costs of Properties under development, acquired or to be acquired pursuant to purchase agreements or being developed by third parties under a loan that the Borrower, its Subsidiary or an Unconsolidated Affiliate has guaranteed or otherwise has liability for the payment thereof. If a Property is owned by an Unconsolidated Affiliate the Total Budgeted Cost shall be equal to the product of (i) the Borrower’s Ownership Share in such Unconsolidated Affiliate and (ii) the Total Budgeted Cost of such Property as calculated in accordance with this definition.

“Total Indebtedness” means (a) all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis plus (b) such Person’s Ownership Share of the Indebtedness of the Borrower’s Unconsolidated Affiliates. Notwithstanding the use of GAAP, the calculation of Total Indebtedness shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.

“Type” with respect to any Loan, refers to whether such Loan or portion thereof is a LIBOR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds, either directly or indirectly through any of such Person’s Subsidiaries, an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Adjusted NOI” means the aggregate Net Operating Income from each (i) Wholly Owned Property; (ii) Controlled Property; and (iii) Non-Controlled Property (limited as set forth below) all of which are Stabilized Properties and have been owned for the entire period and as adjusted for any non-recurring items during the reporting period. The Unencumbered Adjusted NOI for each Property cannot be less than zero. For purposes of this definition, Net Operating Income from Non Controlled Properties is limited to the following properties: Congressional Plaza, Congressional Plaza Apartments, Escondido Promenade, Galaxy Building (Hollywood) and 7001 Hollywood Blvd (Peterson).

“Unencumbered Asset Value” means (a) the annualized most recent reporting period Unencumbered Adjusted NOI divided by the Capitalization Rate, plus (b) the GAAP book value of all assets acquired during the most recent quarter which assets are not subject to any Liens other than Permitted Liens (excluding Permitted Liens of the type described in clauses (g) and (h) of the definition thereof) or subject to any Negative Pledge, plus (c) the GAAP book value of Development Property not subject to any Lien other than Permitted Liens (excluding Permitted Liens of the type described in clauses (g) and (h) of the definition thereof) or subject to any Negative Pledge. For purposes of this definition, to the extent that more than 20% of Unencumbered Asset Value would be attributable to Controlled Properties, Non-Controlled Properties and Development Properties such excess shall be excluded.

“Unimproved Land” means land on which no development (other than paving or other improvements that are not material and are temporary in nature) has occurred and for which no development is planned in the following 12 months.

“Unsecured Indebtedness” means Total Indebtedness which is not Secured Indebtedness. Indebtedness that is secured solely by Equity Interests and is recourse to the Borrower or its Subsidiaries shall be considered to be Unsecured Indebtedness.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Wholly Owned Property” means an Eligible Property which is wholly owned in fee simple (or leased under a Ground Lease) by only the Borrower or a Guarantor that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. General; References to Eastern Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Accordingly, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Whenever reference is made to Borrower’s knowledge or awareness, or a similar qualification, knowledge or awareness means the actual knowledge of Borrower’s Responsible Officers after reasonable investigation and consultation with

Borrower’s regional chief operating officers. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary, a reference to an “Affiliate” means a reference to an Affiliate of the Borrower and a reference to an “Unconsolidated Affiliate” means an Unconsolidated Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern time.

Section 1.3. Financial Attributes of Non-Wholly Owned Subsidiaries.

Except as expressly set forth herein, when determining compliance by the Borrower with any financial covenant contained in any of the Loan Documents only the Ownership Share of the Borrower of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included.

ARTICLE II. CREDIT FACILITY

Section 2.1. Loans.

(a) Making of Loans. Subject to the terms and conditions set forth in this Agreement, on the Effective Date each Lender severally and not jointly agrees to make a Loan to the Borrower in a principal amount equal to such Lender’s Commitment. Each LIBOR Loan made on the Effective Date and each Continuation under Section 2.6. of, and each Conversion under Section 2.7. of Base Rate Loans into, LIBOR Loans shall be in an aggregate minimum of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Additional Loans shall be made in accordance with Section 2.9. Upon the funding of a Lender’s Loan in an amount equal to such Lender’s Commitment, such Lender’s Commitment shall terminate.

(b) Requests for Loans. The Borrower shall give the Administrative Agent notice pursuant to the Notice of Borrowing of the borrowing of the Loans no later than 2:00 p.m. Eastern time at least three (3) Business Days prior to the anticipated Effective Date. Such Notice of Borrowing shall be irrevocable once given and binding on the Borrower.

(c) Funding of Loans. Promptly after receipt of the Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall deposit an amount equal to the Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 11:00 a.m. Eastern time on the Effective Date. Subject to fulfillment of the conditions set forth in Section 5.2., the Administrative Agent shall make available to the Borrower in the account specified in the Notice of Borrowing, not later than 12:00 p.m. Eastern time on the Effective Date, the proceeds of such amounts received by the Administrative Agent.

Section 2.2. Rates and Payment of Interest on Loans.

(a) Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of the Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and

(ii) during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans.

Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of the Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Note held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c) Borrower Information Used to Determine Applicable Interest Rates.

(i) The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information.

(ii) In the event the Borrower’s Credit Rating from one or more Rating Agency is downgraded and such downgrade results in an increase in the Applicable Margin, but such higher Credit Rating is subsequently restored and the increased Applicable Margin would no longer be applicable within 90 days from the first day such downgrade was effective, the Borrower will receive a credit for incremental borrowing costs and fees paid by the Borrower during such 90 day period solely as a result of the downgrade and increase in the Applicable Margin. Additionally, in the event the Borrower’s Credit Rating from one or more Rating Agency is upgraded and such upgrade results in a decrease in the Applicable Margin, but such lower Credit Rating is subsequently restored and the decreased Applicable Margin would no longer be applicable within 90 days from the first day such upgrade was effective, the Borrower will pay the incremental borrowing costs and fees which would have otherwise been payable during such 90 day period had the upgrade not occurred.

(iii) The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due or of any interest and fees credited because of such recalculation or changed Credit Rating, and, to the extent additional fees and interest are due, the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Any recalculation of interest or fees required by this Section 2.2.(c) shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s or any Lender’s other rights under this Agreement.

Section 2.3. Number of Interest Periods.

There may be no more than three (3) different Interest Periods for Loans outstanding at the same time.

Section 2.4. Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Maturity Date.

Section 2.5. Prepayments.

(a) Generally. Except as otherwise provided in the immediately following subsection and subject to Section 4.4., the Borrower may prepay any Loan in whole or part at any time without premium or penalty. The Borrower shall give the Administrative Agent at least one (1) Business Day’s prior written notice of the prepayment of any Loan. Each such notice of prepayment shall be irrevocable. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or, if less, the aggregate principal amount of Loans outstanding). Once repaid, the principal amount of a Loan may not be reborrowed.

(b) Prepayment Premium. During the periods set forth below, the Borrower may only prepay the Loans, in whole or in part, at the prices (expressed as percentages of the principal amount of the Loans to be prepaid) set forth below, plus accrued and unpaid interest, if any, to the date of prepayment:

Period	Percentage
Effective Date to and including November 21, 2013	102%
November 22, 2013 to and including November 21, 2014	101%
After November 21, 2014	100%

The Borrower acknowledges and agrees that the amount payable by it in connection with the prepayment of the Loans as provided above, is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from the prepayment of the Loans.

Section 2.6. Continuation.

So long as no Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. Eastern time on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone (confirmed promptly in writing on the same Business Day), telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however that if an Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.7. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.7. Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a LIBOR Loan if an Event of Default exists. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Each such Notice of Conversion shall be given not later than 11:00 a.m. Eastern time three (3) Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone, (confirmed promptly in writing on the same Business Day), telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.8. Notes.

(a) Notes. The Loan made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note substantially in the form of Exhibit F (a “Note”), payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed (or if such Lender was not a Lender on the Effective Date, in a principal amount equal to the initial principal amount of the Loan of such Lender).

(b) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of the Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8., in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8. shall be controlling.

(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that the Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.9. Additional Loans.

The Borrower shall have the right at any time and from time to time during the period beginning on the Effective Date to but excluding the Maturity Date to request additional Loans by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Loans shall not exceed $350,000,000. Each such increase in the Loans must be an aggregate minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Loans, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Loans among such existing Lenders and/or other banks, financial institutions and other institutional lenders; provided that any such other banks, financial institutions and other institutional lenders and the amounts of the respective increases and the allocations of such increases in the Loans or new Loans, as the case may be, shall be reasonably acceptable to the Borrower. No Lender shall be obligated in any way whatsoever to increase the principal amount of its Loan or provide a new Loan, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. Effecting the increase of the Loans under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of such increase, (y) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder, and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate and other necessary action taken by the Borrower to authorize such increase and (B) all corporate and other necessary action taken by each Guarantor authorizing the guaranty of such increase; (ii) an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent, and (iii) new Notes executed by the Borrower, payable to any new Lenders and replacement Notes executed by the Borrower, payable to any existing Lenders increasing the principal amount of their Loans, in the principal amount of such Lender’s Loan at the time of the effectiveness of the applicable increase in the aggregate principal amount of the Loans. In connection with any increase in the aggregate principal amount of the Loans pursuant to this Section 2.9. any Lender becoming a party hereto shall execute such documents and agreements as the Administrative Agent may reasonably request.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1. Payments.

(a) Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office, not later than 1:00 p.m. Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.4., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. In the event the Administrative Agent fails to pay such amounts to such Lender within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Open Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b) Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Open Rate.

Section 3.2. Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) the making of the Loans by the Lenders under Section 2.1.(a) shall be made by the Lenders pro rata according to the amount of their respective Commitments; (b) each payment or prepayment of principal of the Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; (c) each payment of interest on the Loans shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (d) the Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Sections 4.1.(c) and 4.5.) shall be made pro rata among the Lenders according to the amounts of their respective Loans and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous.

Section 3.3. Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, the Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf the Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 10.4., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 10.4., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any

Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4. Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5. Fees.

(a) Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower in the Fee Letter.

(b) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower, the Arrangers and the Administrative Agent.

Section 3.6. Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7. Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Sections 2.2.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, arrangement fees, closing fees, underwriting fees, default charges, late charges, funding or “breakage” charges, prepayment premiums, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8. Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9. Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders. The rights and remedies of the Borrower, the Administrative Agent and the other Lenders against a Defaulting Lender under this Section are in addition to any other rights and remedies such parties may have against such Defaulting Lender under this Agreement, any of the Loan Documents, Applicable Law or otherwise.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 3.3. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of a Loan in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of a Loan of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Credit Percentages. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Fees. No Defaulting Lender shall be entitled to receive any Fees payable under Section 3.5. for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(d) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Credit Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 3.10. Taxes; Foreign Lenders.

(a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) with respect to the Administrative Agent or a Lender that would not be imposed but for a connection between the Administrative Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Administrative Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, (iv) any withholding taxes or backup withholding taxes due by reason of the inaccuracy of, or failure to deliver, any of the forms as required under Section 3.10.(c), (v) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto, and (vi) any taxes imposed by Sections 1471 through Section 1474 of the Internal Revenue Code (including any official interpretations thereof, collectively “FATCA”) on any “withholdable payment” payable to such recipient after December 31, 2012 (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i) calculate an increased amount due to the Administrative Agent or any Lender, as applicable, such that, after payment of the amount of Tax imposed thereon, the net amount actually received by the Administrative Agent or such Lender will equal the full amount that the Administrative Agent or such Lender would have received had no such withholding or deduction been required;

(ii) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted out of the amount calculated in clause (i) above; and

(iii) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iv) pay the remaining amount (the amount calculated in clause (i) above less the amount paid in clause (ii) above) to the Administrative Agent for its account or the account of the applicable Lender.

(b) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c) Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Internal Revenue Code. On or prior to the date any Lender or Participant that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) (any of the foregoing, a “US Lender”) becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation), each such US Lender shall deliver to the Borrower and the Administrative Agent two accurate and complete copies of Internal Revenue Service Form W-9, or any subsequent versions or successors to such form, currently effective and duly executed by such US Lender, establishing that payments to it hereunder and under the Notes are not subject to United States Federal backup withholding tax. Each Lender or Participant shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications required by this subsection on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Administrative Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Administrative Agent. The Borrower shall not be required to pay any amount pursuant to the last sentence of subsection (a) above (or in respect thereof, under subsection (b) above) to any Lender Participant, if such Lender, Participant or the Administrative Agent, as applicable, fails to comply with the requirements of this subsection. If any such Lender or Participant, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from such payment to such Lender or Participant such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender or Participant, such Lender or Participant shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent. The obligation of the Lenders and Participants under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent. If a successor Administrative Agent is organized under the laws of a jurisdiction outside the United States of America, or is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) that is not an “exempt recipient” as such term is defined in Treasury Regulations section 31.3406(g)-1, then such successor Administrative Agent shall be subject to the same obligations as an applicable Lender under this Section 3.10.(c).

(d) Certification from Lenders and Participants Regarding USA Patriot Act. In order for the Administrative Agent to comply with the USA Patriot Act, prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law. In addition, each Foreign Lender that is not exempted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United states or foreign county, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Effective Date, and (2) as such other times as are required under the USA Patriot Act.

ARTICLE IV. YIELD PROTECTION, ETC.

Section 4.1. Additional Costs; Capital Adequacy.

(a) Capital Adequacy. If any Lender or any Participant determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority issued or taking effect after the Agreement Date including any Regulatory Change (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s making, Converting to, Continuing of, or maintaining Loans below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.

(b) Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making, Converting to, Continuing of, or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), to the extent resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans (other than taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.10.(a) or payable as a result of failing to deliver forms required by Section 3.10.(c)), or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized to determine LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(c) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

(d) Notification and Determination of Additional Costs. Each of the Administrative Agent, each Lender, and each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Lender or any Participant to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Administrative Agent). The Administrative Agent, each Lender and each Participant, as the case may be, agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, such Lender, or such Participant, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error and provided that such determinations are made on a reasonable basis and in good faith. Notwithstanding anything to the contrary contained in the preceding subsections of this Section 4.1., the Borrower shall not be required to compensate any Lender or any Participant for any such increased costs or reduced return incurred by such Lender or Participant more than one-hundred-eighty (180) days prior to such Lender’s or Participant’s written request to the Borrower for such compensation (except that if the event giving rise to the increased costs or reduced return is retroactive, then the one-hundred-eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.2. Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a) the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR; or

(b) the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to any Lender of making, Converting to, Continuing of or maintaining LIBOR Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, (i) the Lenders shall be under no obligation to, and shall not, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3. Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to Convert to, Continue or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to maintain or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again maintain LIBOR Loans (in which case the provisions of Section 4.5. shall be applicable).

Section 4.4. Compensation.

In addition to any amounts payable pursuant to Section 2.5.(b), the Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its reasonable discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 5.2. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error provided that such determination is made on a reasonable basis and in good faith.

Section 4.5. Treatment of Affected Loans.

(a) If the obligation of any Lender to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c), Section 4.2. or Section 4.3. then such Lender’s

LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(c), Section 4.2., or Section 4.3. on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1., Section 4.2. or Section 4.3. that gave rise to such Conversion no longer exist:

(i) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii) any portion of such Lender’s Loan that would otherwise be Continued by such Lender as a LIBOR Loan shall be Continued instead as a Base Rate Loan, and any Base Rate Loan of such Lender that would otherwise be Converted into a LIBOR Loan shall remain as a Base Rate Loan.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 4.1.(c) or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section 4.5. no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with the respective unpaid principal amount of the Loan held by such Lender.

Section 4.6. Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10. or 4.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, or (c) a Lender does not vote in favor of any amendment, modification or waiver to this Agreement or any other Loan Document which, pursuant to Section 12.7., requires the vote of such Lender, and the Requisite Lenders shall have voted in favor of such amendment, modification or waiver then, so long as there does not then exist any Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Loan to an Eligible Assignee subject to and in accordance with the provisions of Section 12.6.(b) for a purchase price equal to (x) the principal balance of the Loan then owing to the Affected Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section 4.6. shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10., 4.1. or 4.4.) with respect to any period up to the date of replacement.

Section 4.7. Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8. Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE V. CONDITIONS PRECEDENT

Section 5.1. Initial Conditions Precedent.

The obligation of the Lenders to make the Loans is subject to the satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i) counterparts of this Agreement executed by each of the parties hereto;

(ii) Notes executed by the Borrower, payable to each applicable Lender and complying with the terms of Section 2.8.(a);

(iii) the Guaranty executed by each of the Guarantors initially to be a party thereto;

(iv) an opinion of Pillsbury Winthrop Shaw Pittman LLP, counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering the matters set forth in Exhibit G;

(v) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party, or in the case of any Loan Party (other than the Borrower) that is a party to the Existing Credit Agreement and has not altered its organizational instrument since the date such Loan Party became a party to the Existing Credit Agreement, a certificate from the Secretary or Assistant Secretary (or other individual performing similar functions) of such Loan Party certifying that there have been no changes to the organizational instrument delivered by such Loan Party in connection with the Existing Credit Agreement;

(vi) a certificate of good standing (or certificate of similar meaning) with respect to the Borrower issued as of a recent date by the Secretary of State of its state of formation and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which the Borrower is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vii) a certification from the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party that each Loan Party is in good standing under the laws of its respective state of formation and is qualified to transact business in each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(viii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Notice of Borrowing and Notices of Conversion and Notices of Continuation;

(ix) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity, or in the case of any Loan Party that is a party to the Existing Credit Agreement and has not altered its by-laws, operating agreement, partnership agreement or other comparable document since the date such Loan Party became a party to the Existing Credit Agreement, a certificate from the Secretary or Assistant Secretary (or other individual performing similar functions) of such Loan Party certifying that there have been no changes to the by-laws, operating agreement, partnership agreement or other comparable document delivered by such Loan Party in connection with the Existing Credit Agreement; and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(x) a copy of the compliance certificate for the Borrower’s fiscal quarter ending September 30, 2011, delivered pursuant to the Existing Credit Agreement;

(xi) the Notice of Borrowing from the Borrower for the Loans indicating how the proceeds thereof are to be made available to the Borrower, and if any of the Loans initially are to be LIBOR Loans, the Interest Period therefor;

(xii) evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and the Arrangers, including without limitation, the reasonable fees and expenses of counsel to the Administrative Agent, have been paid; and

(xiii) such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and

(b) In the good faith judgment of the Administrative Agent:

(i) there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii) the Borrower and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which could not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iv) the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with the USA Patriot Act ; and

(v) there shall not have occurred or exist any circumstance, change or condition in the loan syndication, financial or capital markets generally that could reasonably be expected to materially impair the arrangement of the credit facility contemplated by this Agreement.

Section 5.2. Conditions Precedent to All Loans.

The obligations of the Lenders to make the Loans are subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of the Loans or would exist immediately after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of the Loans with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made that all conditions to the making of such Loan contained in this Article V. have been satisfied. Unless set forth in writing to the contrary, the making of a Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the conditions precedent for the Loans set forth in Section 5.1. that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make the Loans, the Borrower represents and warrants to the Administrative Agent and each Lender as follows:

(a) Organization; Power; Qualification. Each of the Borrower, the other Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b) Ownership Structure. Part I of Schedule 6.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Material Subsidiary and/or an Excluded Subsidiary and whether such Subsidiary owns a Non-Controlled Property (and, if so, which one(s)). As of the Agreement Date, except as disclosed in such Schedule (A), each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date, Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.

(c) Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letter to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents and the Fee Letter to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d) Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party is a party and of the Fee Letter in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders.

(e) Compliance with Law; Governmental Approvals. Each of the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval applicable to it and all other Applicable Laws (including, without limitation, Environmental Laws) relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f) Title to Properties; Liens. Part I of Schedule 6.1.(f) is, as of the Agreement Date, a complete and correct listing of all real estate assets of the Borrower, each other Loan Party and each other Subsidiary. Each of the Borrower, each other Loan Party and each other Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. As of the Agreement Date, there are no Liens against the assets of the Borrower, the Loan Parties or any Subsidiary other than Permitted Liens.

(g) Existing Indebtedness. Schedule 6.1.(g) is, as of September 30, 2011, a complete and correct listing of all Indebtedness (including all Guarantees but excluding dividends payable, accounts payable and Off-Balance Sheet Obligations) of each of the Borrower, the other Loan Parties and the other Subsidiaries having an outstanding principal balance in excess of $1,000,000, and if such Indebtedness is secured by any Lien. Except as set forth on such Schedule, from September 30, 2011, through the Agreement Date, neither the Borrower nor any of its Subsidiaries has incurred any Indebtedness having an outstanding principal balance in excess of $1,000,000 in the aggregate.

(h) Reserved.

(i) Litigation. Except as set forth on Schedule 6.1.(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document or the Fee Letter. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrower, any Subsidiary or any other Loan Party which could reasonably be expected to have a Material Adverse Effect.

(j) Taxes. All federal, state and other tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon, each Loan Party, each other

Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6. As of the Agreement Date, none of the United States income tax returns of the Borrower, any other Loan Party or any other Subsidiary is under audit. All charges, accruals and reserves on the books of the Borrower, the other Loan Parties and the other Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(k) Financial Statements. The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal years ended December 31, 2009 and December 31, 2010, and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Grant Thorton LLP, and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal quarter ended September 30, 2011, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flow of the Borrower and its consolidated Subsidiaries for the three fiscal quarter period ended on such date. Such financial statements (including in each case related schedules and notes) are complete and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). Neither the Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.

(l) No Material Adverse Change. Since December 31, 2010, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. Each of the Borrower, the other Loan Parties and the other Subsidiaries is Solvent.

(m) ERISA.

(i) Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws except for noncompliance that would not be expected to result in the occurrence of a Material Adverse Effect. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Borrower, nothing has occurred which could reasonably be expected to cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii) As of the most recent valuation date, the “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(n) Absence of Default. None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) Environmental Laws. Each of the Borrower, each other Loan Party and the other Subsidiaries: (i) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (ii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) and (ii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party is aware of, and has not received notice of, any past, present, or future, events, conditions, circumstances, activities, practices, incidents, occurrences, actions, or plans which, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, may: (x) interfere with or prevent compliance or continued compliance with Environmental Laws or (y) give rise to any common-law or legal liability or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation based on or related to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release into the environmental of any pollutant, contaminant, chemical, or industrial, toxic, other Hazardous Material. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against the Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law to the extent any such listing could reasonably be expected to have a Material Adverse Effect. To the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(p) Investment Company. None of the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(q) Margin Stock. None of the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(r) Affiliate Transactions. Except as permitted by Section 9.9., none of the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement with any Affiliate.

(s) Intellectual Property. Each of the Borrower, each other Loan Party and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trademark rights, trade secret, trade name, copyright, or other proprietary right of any other Person, which conflict could reasonably be expected to have a Material Adverse Effect. The Borrower, each other Loan Party and each other Subsidiary have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property. No material claim has been asserted by any Person with respect to the use of any Intellectual Property by the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any Intellectual Property. The use of such Intellectual Property by the Borrower, its Subsidiaries and the other Loan Parties, does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(t) Business. As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries are (i) primarily engaged in the business of acquiring, owning, redeveloping, developing and managing Retail Properties and Mixed-Use Projects (including components of such Mixed-Use Projects that are Office Properties and Multifamily Properties) together with other business activities reasonably related or incidental thereto and (ii) secondarily engaged in the business of acquiring, owning, redeveloping, developing and managing Office Properties and Multifamily Properties, together with other business activities reasonably related or incidental thereto.

(u) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.

(v) Accuracy and Completeness of Information. None of the written information, reports or other papers or data (excluding financial projections and other forward looking statements), taken as a whole as of the date of delivery thereof, furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Borrower, any Subsidiary or any other Loan Party or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any Subsidiary or any other Loan Party that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. As of the Effective Date, no fact is known to the Borrower which has had, or may in the future have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders.

(w) Not Plan Assets; No Prohibited Transactions. None of the assets of the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(x) OFAC. (i) None of the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate of the Borrower is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/index.shtml or as otherwise published from time to time (each such person on the Blocked Persons list, a “Blocked Person”) (ii) none of the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate of the Borrower is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; and (iii) none of the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or, to the knowledge of the Borrower, any Affiliate (other than Subsidiaries) of the Borrower, derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from any Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

(y) REIT Status. The Borrower qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Borrower to maintain its status as a REIT.

(z) Unencumbered Assets. As of the Agreement Date, Schedule 6.1.(z) is a correct and complete list of each Wholly Owned Property, Controlled Property and Non-Controlled Property included as of the Agreement Date in the calculation of Unencumbered Asset Value. Except as set forth on such Schedule, each of the Properties included by the Borrower in calculations of Unencumbered Asset Value is an Eligible Property.

Section 6.2. Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

ARTICLE VII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.7., all of the Lenders) shall otherwise consent in the manner provided for in Section 12.7., the Borrower shall comply with the following covenants:

Section 7.1. Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.5., the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2. Compliance with Applicable Law and Material Contracts.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with (a) all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all contracts and other written agreements to which it is a party if any such non-compliance could reasonably be expected to have a Material Adverse Effect.

Section 7.3. Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 7.4. Conduct of Business.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 6.1.(t).

Section 7.5. Insurance.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.6. Payment of Taxes and Claims.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 7.7. Books and Records; Inspections.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives or agents of any Lender or the Administrative Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Administrative Agent (unless an Event of Default shall exist, in which case the exercise by the Administrative Agent of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all properties of the Borrower or such Subsidiary or other Loan Party to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers, and its independent accountants (in the presence of an officer of the Borrower so long as no Event of Default has occurred and is continuing), its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Administrative Agent, the Borrower shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Borrower and any other Loan Party or any other Subsidiary with its accountants which, so long as no Event of Default has occurred and is continuing, shall be in the presence of an officer of the Borrower.

Section 7.8. Use of Proceeds.

The Borrower will use the proceeds of Loans only to (i) refinance existing indebtedness, (ii) provide for the general working capital needs of the Borrower and its Subsidiaries and (iii) for other general corporate purposes of the Borrower and its Subsidiaries. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 7.9. Environmental Matters.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts (which shall include, for purposes of this Section, including customary provisions in lease agreements with tenants as to such compliance) to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to take promptly all actions reasonably necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 7.10. Further Assurances.

At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.11. Reserved.

Section 7.12. REIT Status.

The Borrower shall at all times maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 7.13. Exchange Listing.

The Borrower shall maintain at least one class of common shares of the Borrower having trading privileges on the New York Stock Exchange or the American Stock Exchange or other national exchange which is subject to price quotations on The NASDAQ Stock Market’s National Market System (or any successor exchanges or quotation systems thereto).

Section 7.14. Guarantors.

(a) Within 10 Business Days of any Person becoming a Material Subsidiary (other than an Excluded Subsidiary or a Subsidiary owning a Non-Controlled Property) after the Agreement Date, the Borrower shall deliver to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (i) an Accession Agreement executed by such Material Subsidiary and (ii) the items that would have been delivered under subsections (iv) through (viii) of Section 5.1.(a) if such Material Subsidiary had been a Material Subsidiary on the Agreement Date; provided, however, promptly (and in any event within 10 Business Days) upon (x) any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from becoming a Guarantor on the Effective Date or delivering an Accession Agreement pursuant to this Section, as the case may be, or (y) a Subsidiary ceasing to own any Non-Controlled Properties, such Subsidiary shall comply with the provisions of this Section if then applicable.

(b) The Borrower may, at its option, cause any Subsidiary that is not already a Guarantor to become a Guarantor by executing and delivering to the Administrative Agent the items required to be delivered under the immediately preceding subsection (a).

(c) The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor (x) meets, or will meet simultaneously with its release from the Guaranty, all of the provisions of the definition of the term “Excluded Subsidiary” or (y) has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Material Subsidiary (whether pursuant to a transaction permitted under Section 9.6. or otherwise); (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; and (iv) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

ARTICLE VIII. INFORMATION

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.7., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.7., the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 8.1. Quarterly Financial Statements.

As soon as available and in any event within five (5) days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 50 days after the end of each of the first, second and third fiscal quarters of the Borrower commencing with the fiscal quarter of the Borrower ended September 30, 2011), the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall, to the extent applicable, be in the form required by the Securities Exchange Act and certified by the chief financial officer or chief accounting officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 8.2. Year-End Statements.

As soon as available and in any event within five (5) days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 95 days after the end of each fiscal year of the Borrower commencing with the fiscal year of the Borrower ending December 31, 2011), the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall, to the extent applicable, be in the form required by the Securities Exchange Act and (a) certified by the chief accounting officer or chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of Grant Thorton LLP or any other independent certified public accountants of recognized national standing acceptable to the Administrative Agent, whose report shall be unqualified and who shall have authorized the Borrower to deliver such financial statements and report thereon to the Administrative Agent and the Lenders pursuant to this Agreement.

Section 8.3. Compliance Certificate.

At the time the financial statements are furnished pursuant to Sections 8.1. and 8.2. and, if (i) the Requisite Lenders provide notice to the Administrative Agent and the Borrower that they reasonably believe that an Event of Default specified in Section 10.1.(a), 10.1.(e) or 10.1.(f) or a Default under Section 10.1.(f) may occur, or if (ii) a casualty or condemnation of a Property secured by Material Indebtedness requiring payment in excess of $25,000,000 as a result of such casualty or condemnation occurs, then within 5 Business Days of the Administrative Agent’s request with respect to any other fiscal period, a certificate substantially in the form of Exhibit H (a “Compliance Certificate”) executed on behalf of the Borrower by the chief accounting officer or the chief financial officer of the Borrower (a) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year or such other fiscal period, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 9.1.; and (b) stating that, to the best of his or her knowledge, information, and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure. Together with each Compliance Certificate delivered in connection with quarterly or annual financial statements, the Borrower shall deliver a report, in form and detail reasonably satisfactory to the Administrative Agent, setting forth (i) a statement of Funds From Operations for the fiscal period then ending; (ii) a list of each Wholly Owned Property, Controlled Property and Non-Controlled Property included in the calculation of Unencumbered Asset Value, such list to identify any Property that has ceased to be included in the calculation of Unencumbered Asset Value since the previous such list delivered to the Administrative Agent; and (iii) a listing of all Properties acquired by the Borrower or any Subsidiary since the delivery of the previous such list, including their Net Operating Income, the purchase price for such Property and indicating whether such Property is collateral for any Secured Indebtedness of the owner of such Property.

Section 8.4. Other Information.

(a) Promptly upon receipt thereof, copies of all management reports, if any, submitted to the Borrower or its Board of Trustees by its independent public accountants;

(b) Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on
Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c) Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any Subsidiary or any other Loan Party;

(d) No later than (i) the last day of February of each year, projected consolidated financial statements of Borrower and its consolidated Subsidiaries, for the next fiscal year set forth on a quarterly basis, to include projected balance sheets, statements of income and loss and statements of cash flow, together with calculations required to establish whether or not the Borrower is projected to be in compliance with the financial covenants set forth in Section 9.1. and (ii) 15 Business Days of Administrative Agent’s request, the Borrower shall deliver such projected consolidated financial statements for the four fiscal-quarter period commencing with the fiscal quarter in which such request was made; provided, that the Borrower shall not be required to provide projections pursuant to this clause (ii) more than once during any fiscal quarter; further, in each case, such projected consolidated financial statements shall be prepared on a quarterly basis, all in reasonable detail, and in form and content acceptable to the Administrative Agent, and shall be accompanied by such supporting information as the Administrative Agent may reasonably request. Such projected consolidated financial statements shall represent the reasonable best estimate by the Borrower of the future financial performance of the Borrower and its Subsidiaries for the periods set forth therein and have been prepared on the basis of assumptions set forth therein, which the Borrower believes are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements);

(e) If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(f) To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;

(g) A copy of any amendment to the declaration of trust or other organizational documents of the Borrower within fifteen (15) Business Days after the effectiveness thereof;

(h) Prompt notice of (i) any change in the chief executive officer, chief financial officer or chief operating officer of the Borrower, any Subsidiary or any other Loan Party, or (ii) any change in the business, assets, liabilities, financial condition or results of operations of the Borrower, any Subsidiary or any other Loan Party which has had, or could reasonably be expected to have, a Material Adverse Effect;

(i) Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, notice of the occurrence of any Default or Event of Default or any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(j) Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;

(k) Prompt notice if the Borrower, any Subsidiary or any other Loan Party shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect

(l) Prompt notice of any Subsidiary becoming a Material Subsidiary;

(m) Promptly upon the request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;

(n) Promptly upon any change in the Borrower’s Credit Rating, a certificate stating that the Borrower’s Credit Rating has changed and the new Credit Rating that is in effect;

(o) Promptly upon each request, information identifying the Borrower as a Lender may request in order to comply with the USA Patriot Act;

(p) Prompt notice of the sale, transfer or other disposition of any material assets of the Borrower, any Subsidiary or any other Loan Party to any Person other than the Borrower, any Subsidiary or any other Loan Party;

(q) Prompt written notice, meaning within ten (10) Business Days after the Borrower obtains knowledge thereof, of the occurrence of any of the following: (i) the Borrower, any Loan Party or any other Subsidiary shall receive written notice that any violation of Environmental Law has or may have been committed or is about to be committed; (ii) the Borrower, any Loan Party or any other Subsidiary shall receive written notice that any administrative or judicial complaint, or order has been filed or is about to be filed against any such Person alleging any violation of any Environmental Law or requiring the Borrower, any Loan Party or any other Subsidiary to take any action in connection with the release or threatened release of Hazardous Materials; or (iii) the Borrower, any Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release of Hazardous Materials or any damages caused thereby; and the matters covered by such notice(s) under the foregoing clauses (i) through (iii) above, whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(r) Promptly upon the request of the Administrative Agent, the Derivatives Termination Value in respect of any Specified Derivatives Contract from time to time outstanding; and

(s) From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition or results of operations of the Borrower, any of its Subsidiaries, or any other Loan Party as the Administrative Agent or any Lender may reasonably request.

Section 8.5. Electronic Delivery of Certain Information.

(a) Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender pursuant to Article II. and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Borrower notifies the Administrative Agent of said posting by causing an e-mail notification to be sent to an e-mail address specified from time to time by the Administrative Agent and provides a link thereto; provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. Eastern time on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 8.3. to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 8.3., the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b) Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 8.6. Public/Private Information.

The Borrower will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower will designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”. The Administrative Agent and the Borrower acknowledge and agree that the Borrower is obligated to file reports under the Securities Exchange Act. All Information Materials filed with or furnished to the Securities and Exchange Commission by, or on behalf of, the Borrower pursuant to the Securities Exchange Act or filed by, or on behalf of, the Borrower with the Securities and Exchange Commission pursuant to the Securities Act, distributed by, or on behalf of, the Borrower by press release through a widely disseminated news or wire service, or otherwise expressly designated by the Borrower as Public Information are hereby designated as Public Information and all other Information Materials are hereby designated as Private Information.

Section 8.7. USA Patriot Act Notice; Compliance.

The USA Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE IX. NEGATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.7., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.7., the Borrower shall comply with the following covenants:

Section 9.1. Financial Covenants.

(a) Minimum Tangible Net Worth. The Borrower shall not at any time permit the Tangible Net Worth to be less than (i) $1,750,000,000 plus (ii) 75% of the Net Proceeds of all Equity Issuances effected at any time after March 31, 2011 by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its Subsidiaries.

(b) Maximum Leverage Ratio. The Borrower shall not permit the ratio of (i) Total Indebtedness to (ii) Total Asset Value to exceed 0.60 to 1.00 at any time.

(c) Minimum Fixed Charge Coverage Ratio. The Borrower shall not permit the ratio of (i) Adjusted EBITDA for any fiscal quarter ending during the term of this Agreement to (ii) Fixed Charges for such fiscal quarter, to be less than 1.50 to 1.00 as of the last day of such fiscal quarter.

(d) Maximum Secured Indebtedness Ratio. The Borrower shall not permit the ratio of (i) Secured Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Total Asset Value to exceed 0.35 to 1.00 at any time.

(e) Maximum Unencumbered Leverage Ratio. The Borrower shall not permit the ratio of (i) Unsecured Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Unencumbered Asset Value, to exceed 0.60 to 1.00 at any time.

(f) Minimum Unencumbered Debt Yield. The Borrower shall not permit the ratio of (i) Unencumbered Adjusted NOI on a consolidated basis for any fiscal quarter to (ii) Unsecured Indebtedness of the Borrower and its Subsidiaries as of the last day of such fiscal quarter to be less than 0.11 to 1.00 at any time.

(g) Permitted Investments. The Borrower shall not, and shall not permit any Loan Party or other Subsidiary to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings of such Persons to exceed the following percentages of Total Asset Value at any time:

(i) Investments in Unconsolidated Affiliates and other Persons that are not Subsidiaries and Investments in Subsidiaries that own Non-Controlled Properties, such that the aggregate value of such Investments determined as the Borrower’s equity in the respective entity excluding any amounts related to non-controlling interests in accordance with GAAP, exceeds 15.00% of Total Asset Value;

(ii) Mortgage Receivables such that the aggregate book value exceeds 5.00% of Total Asset Value;

(iii) Total Budgeted Costs for all real property under construction such that the aggregate amount of such Total Budgeted Costs exceeds 20.00% of Total Asset Value;

(iv) Unimproved Land such that the aggregate value of such Unimproved Land, calculated on the basis of cost, exceeds 5.00% of Total Asset Value; and

(v) Investments in Persons (other than Investments in Subsidiaries and Unconsolidated Affiliates) such that the aggregate value of such Investments, calculated on the basis of cost, exceeds 5.00% of Total Asset Value.

In addition to the foregoing limitations, the aggregate value of the Investments and other items subject to the limitations in the preceding clauses (i) through (v) shall not exceed 35% of Total Asset Value.

(h) Total Assets of the Borrower and the Guarantors. The Borrower shall not permit the aggregate Adjusted Total Asset Value determined with respect to the Borrower and the Guarantors to be less than 95.00% of the Adjusted Total Asset Value.

(i) Dividends and Other Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payment if an Event of Default shall have occurred and is continuing; except that the Borrower may, subject to the immediately following sentence, declare and make cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Borrower to remain in compliance with Section 7.12. Notwithstanding the foregoing, if an Event of Default specified in Section 10.1.(a), Section 10.1.(e) or Section 10.1.(f) shall have occurred and is continuing, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payment to any Person other than to the Borrower or any Subsidiary.

Section 9.2. Investments Generally.

The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:

(a) Investments in Subsidiaries in existence on the Agreement Date and disclosed on Part I of Schedule 6.1.(b);

(b) Investments to acquire Equity Interests of a Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary, so long as in each case (i) as a result of such

Investment, and after giving effect thereto, no Default or Event of Default is or would be caused thereby, and no other Major Default or Event of Default has occurred and is continuing, and (ii) if such Subsidiary is (or after giving effect to such Investment would become) a Material Subsidiary, and is not an Excluded Subsidiary and does not own a Non-Controlled Property, the terms and conditions set forth in Section 7.14. are satisfied;

(c) Investments permitted under Section 9.1.(g);

(d) Investments in Cash Equivalents;

(e) intercompany Indebtedness among the Borrower and its Wholly Owned Subsidiaries provided that such Indebtedness is permitted by the terms of this Agreement;

(f) loans and advances to officers and employees (i) to finance their exercise of options to acquire stock in the Borrower to the extent made pursuant to arrangements in existence on the Agreement Date and only as permitted by Applicable Law and (ii) for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices; and

(g) any other Investments so long as a result of making such Investment, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be caused thereby, and no other Major Default or Event of Default has occurred and is continuing.

Section 9.3. Liens; Negative Pledges.

(a) The Borrower shall not, and shall not permit any Subsidiary (other than an Excluded Subsidiary) or other Loan Party to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if as a result of the creation, assumption or incurring of such Lien, a Default or Event of Default is or would be caused thereby or any other Major Default or Event of Default has occurred and is continuing, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

(b) The Borrower shall not, and shall not permit any Subsidiary (other than an Excluded Subsidiary) or other Loan Party to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in any agreement (i) evidencing Indebtedness which the Borrower or such Subsidiary may create, incur, assume, or permit or suffer to exist under this Agreement; (ii) which Indebtedness is secured by a Lien permitted to exist hereunder and (iii) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into.

Section 9.4. Restrictions on Intercompany Transfers.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than (i) with respect to clauses (a) through (d), those encumbrances or restrictions contained in any Loan Document, (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business and (iii) with respect to clauses (a) through (d), in the case of a Subsidiary that is not a Wholly Owned Subsidiary, limitations arising after the date hereof to the effect that any such dividends, distributions, loans, advances or transfers of property must be on fair and reasonable terms and on an arm’s length basis.

Section 9.5. Merger, Consolidation, Sales of Assets and Other Arrangements.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); or (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets whether now owned or hereafter acquired; provided, however, that:

(i) any of the actions described in the immediately preceding clauses (a), (b) and (c) may be taken with respect to any Subsidiary or any other Loan Party (other than the Borrower) so long as, as a result of the taking of such action, and after giving effect thereto, no Default or Event of Default is or would be caused thereby, and no other Major Default or Event of Default has occurred and is continuing; notwithstanding the foregoing, any such Loan Party may enter into a transaction of merger pursuant to which such Loan Party is not the survivor of such merger only if (i) the Borrower shall have given the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of such merger; (ii) if the survivor entity is a Material Subsidiary (and not an Excluded Subsidiary) within five (5) Business Days of consummation of such merger, the survivor entity (if not already a Guarantor) shall have executed and delivered an Accession Agreement; (iii) within 30 days of consummation of such merger, the survivor entity delivers to the Administrative Agent the following: (A) items of the type referred to in Sections 5.1.(a)(iv) through (viii) with respect to the survivor entity as in effect after consummation of such merger (if not previously delivered to the Administrative Agent and still in effect), (B) copies of all documents entered into by such Loan Party or the survivor entity to effectuate the consummation of such merger, including, but not limited to, articles of merger and the plan of merger, (C) copies, certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Loan Party or the survivor entity, of all corporate and shareholder action authorizing such merger and (D) copies of any filings with the Securities and Exchange Commission in connection with such merger; and (iv) such Loan Party and the survivor entity each takes such other action and delivers such other documents, instruments, opinions and agreements as the Administrative Agent may reasonably request;

(ii) the Borrower, the other Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(iii) a Person may merge with and into the Borrower so long as (A) the Borrower is the survivor of such merger, (B) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (C) the Borrower shall have given the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of such merger (except that such prior notice shall not be required in the case of a merger by a Subsidiary with and into the Borrower);

(iv) the Borrower and each Subsidiary may sell, transfer or dispose of assets (including by merger or liquidation of Subsidiaries) among themselves; and

(v) the Borrower and each Subsidiary may transfer property as security for Indebtedness to the extent permitted under Section 9.3.

Section 9.6. Plans.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA (other than as a result of contributions, in the normal course and on behalf of the Plan participants, by the Borrower, any other Loan Party, or any other Subsidiary to Benefit Arrangements, Plans, or Multiemployer Plans not prohibited by this agreement or any other loan document), the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 9.7. Fiscal Year.

The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 9.8. Modifications of Organizational Documents.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

Section 9.9. Transactions with Affiliates.

The Borrower shall not permit to exist or enter into, and shall not permit any other Loan Party or any other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) compensation, bonus and benefit arrangements with employees, officers and trustees as permitted by Applicable Law, (b) transactions permitted by Section 9.5. to the extent among the Borrower, the other Loan Parties and other Subsidiaries, or (c) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 9.10. Environmental Matters.

The Borrower shall not, and shall not permit any other Loan Party, or any other Subsidiary, and shall use commercially reasonable efforts (which shall include, for purposes of this Section, including customary provisions in lease agreements with tenants restricting such activities) not to permit any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in violation of any Environmental Law or in a manner that could reasonably be expected to lead to any environmental claim or pose a material risk to human health, safety or the environment, in each case which violation, claim or risk could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 9.11. Non-Controlled Properties.

The Borrower shall not permit any Subsidiary that owns a Non-Controlled Property to own any assets other than another Non-Controlled Property and other nonmaterial assets incidental to the ownership of a Non-Controlled Property.

Section 9.12. Derivatives Contracts.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Borrower, such other Loan Party or such other Subsidiary.

Section 9.13. Anti-Terrorism Laws.

None of the Loan Parties shall (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) engage in or conspire to engage in any transaction relating to any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that violates, evades or avoids, or has the purpose of violating, evading or avoiding, or attempts or intends to violate, evade or avoid, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrower shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Borrower’s compliance with this Section.

ARTICLE X. DEFAULT

Section 10.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment. The Borrower or any other Loan Party shall fail to pay (i) when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans, or (ii) when due under this Agreement, any other Loan Document or the Fee Letter any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement, any other Loan Document or the Fee Letter and, solely with respect to this clause (ii) such failure shall continue for a period of five (5) Business Days.

(b) Default in Performance.

(i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.4.(i) or Article IX.; or

(ii) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(d) Indebtedness Cross-Default.

(i) The Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable of the principal of, or interest on (after giving effect to the expiration of any grace period for such payment), any Indebtedness (other than the Loans but including Secured Indebtedness accelerated or required to be prepaid or repurchased prior to the stated maturity as a result of a casualty with respect to, or condemnation of, the Property securing such Secured Indebtedness) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value), in each case individually or in the aggregate with all other Indebtedness as to which such a failure exists, of $25,000,000 or more (“Material Indebtedness”); or

(ii)(x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

(iii) Any other event shall have occurred and be continuing (and any related grace period shall have expired) which would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity; or

(iv) Any Loan Party shall fail to pay when due and payable amounts in excess of $25,000,000 in the aggregate owing in respect of any Derivatives Contracts; or

(v) An “Event of Default” under and as defined in the Existing Credit Agreement shall have occurred and be continuing; provided, however, if a lender under the Existing Credit Agreement has agreed to waive such “Event of Default” under the Existing Credit Agreement and such lender is also a Lender under this Agreement, then such Lender shall also be deemed to have waived the corresponding Event of Default under this Section 10.1.(d)(v).

The provisions of the immediately preceding clauses (ii) and (iii) shall not apply to any Secured Indebtedness accelerated, or required to be prepaid or repurchased prior to the stated maturity thereof, as a result of a casualty with respect to, or condemnation of, the Property securing such Secured Indebtedness.

(e) Voluntary Bankruptcy Proceeding. The Borrower, any other Loan Party, or any Significant Subsidiary, shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party, or any other Significant Subsidiary, in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g) Revocation of Loan Documents. The Borrower or any other Loan Party shall disavow, revoke or terminate (or, except as expressly permitted herein, attempt to terminate) any Loan Document or the Fee Letter to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or the Fee Letter or any Loan Document or the Fee Letter shall cease to be in full force and effect (except as a result of the express terms thereof).

(h) Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such outstanding judgments or orders entered against the Loan Parties or any other Subsidiary, $25,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $25,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative

Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower, any other Loan Party or any Subsidiary.

(j) ERISA.

(i) Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $25,000,000; or

(ii) As of the most recent valuation date, the “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $25,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(l) Change of Control/Change in Management.

(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding voting stock of the Borrower; or

(ii) During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of the Borrower (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the trustees then still in office who were either Trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute two-thirds (2/3) of the Board of Trustees of the Borrower then in office.

Section 10.2. Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(e) or 10.1.(f), (A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties.

(ii) Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall, declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties.

(b) Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d) Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e) Specified Derivatives Contract Remedies. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider pursuant to any Derivatives Support Document, including any “Posted Collateral” (as defined in any credit support annex included in any such Derivatives Support Document to which such Specified Derivatives Provider may be a party), and (d) to prosecute any legal action against the Borrower, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract. For the avoidance of doubt, none of the foregoing remedies instituted by a Specified Derivatives Provider shall by itself constitute a Default or Event of Default hereunder unless otherwise specifically set forth herein.

Section 10.3. Marshaling; Payments Set Aside.

None of the Administrative Agent, any Lender or any Specified Derivatives Provider shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or the Specified Derivatives Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, any Lender or any Specified Derivatives Provider, or the Administrative Agent, any Lender or any Specified Derivatives Provider enforces its respective security interests or exercises its respective rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.4. Allocation of Proceeds.

If an Event of Default exists and maturity of any of the Obligations has been accelerated, all payments received by the Administrative Agent under any of the Loan Documents (or any Lender as a result of exercise of remedies pursuant to Section 12.4.), in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a) amounts due to the Administrative Agent and the Lenders in respect of expenses due under Section 12.2. until paid in full, and then Fees;

(b) payments of interest on the Loans to be applied for the ratable benefit of the Lenders;

(c) payments of principal of the Loans to be applied for the ratable benefit of the Lenders;

(d) amounts due to the Administrative Agent and the Lenders pursuant to Sections 11.6. and 12.10.;

(e) payments of all other Obligations and other amounts due under any of the Loan Documents to be applied for the ratable benefit of the Lenders; and

(f) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.5. Rescission of Acceleration by Requisite Lenders.

If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 10.6. Performance by Administrative Agent.

If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the

Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever to perform any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.7. Rights Cumulative.

The rights and remedies of the Administrative Agent, the Lenders and the Specified Derivatives Providers under this Agreement, each of the other Loan Documents, the Fee Letter and Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by the Administrative Agent, any of the Lenders or any of the Specified Derivatives Providers in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XI. THE ADMINISTRATIVE AGENT

Section 11.1. Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VIII. that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the

Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 11.2. PNC Bank as Lender.

PNC Bank, as a Lender or as a Specified Derivatives Provider, as the case may be, shall have the same rights and powers under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include PNC Bank in each case in its individual capacity. PNC Bank and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders or any other Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the other Lenders or any other Specified Derivatives Providers. The Lenders acknowledge that, pursuant to such activities, PNC Bank or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 11.3. Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.4. Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice thereof from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 11.5. Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not itself be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 11.6. Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Credit Percentage (determined as of the time of such claim), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.7. Lender Credit Decision, Etc.

Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

Section 11.8. Successor Administrative Agent.

The Administrative Agent may (i) be removed as administrative agent by all of the Lenders (other than the Lender then acting as Administrative Agent) and the Borrower upon 30 days’ prior written notice if the Administrative Agent (A) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (B) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment and (ii) resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such removal or resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after (i) the Lenders’ giving of notice of removal or (ii) the resigning Administrative Agent’s giving of notice of resignation, then the removed or resigning Administrative Agent shall be discharged from its duties and obligations under the Loan Documents and may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee which, provided no Event of Default exists, shall be approved by the Borrower (such approval shall not be unreasonably withheld or delayed). If no such successor Administrative Agent has been appointed at the effective time of the resignation or removal of the prior Administrative Agent, the Requisite Lenders shall collectively act as Administrative Agent hereunder until such time as a successor Administrative Agent has been appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent such successor Administrative Agent, or, if no such successor has been appointed, the Requisite Lenders, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the removed or resigning Administrative Agent. After any Administrative Agent’s removal or resignation hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, subject to the Borrower’s approval, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates reasonably acceptable to the Borrower by giving the Borrower and each Lender prior written notice.

Section 11.9. Titled Agents.

The Arrangers, the Documentation Agents and the Syndication Agent (the “Titled Agents”) in such respective capacities, assume no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 11.10. No Reliance on Administrative Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.

ARTICLE XII. MISCELLANEOUS

Section 12.1. Notices.

Unless otherwise provided herein (including without limitation as provided in Section 8.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

Federal Realty Investment Trust

1626 East Jefferson Street

Rockville, Maryland 20852-4041

Attn: Chief Accounting Officer

Telephone: (301) 998-8143

Telecopy: (301) 998-3701

and for all notices (other than notices solely under Article II), with copies to:

Federal Realty Investment Trust

1626 East Jefferson Street

Rockville, Maryland 20852-4041

Attn: General Counsel

Telephone: (301) 998-8100

Telecopy: (301) 998-3715

and

Pillsbury Winthrop Shaw Pittman LLP

2300 N. Street, NW

Washington, DC 20037

Attn: Wendelin A. White P.C.

Telephone: (202) 663-8360

Telecopy: (202) 663-8007

If to the Administrative Agent:

PNC Bank, National Association

800 17th Street NW, 3rd Floor

C6-CPNC-03-04

Washington, DC 20006

Attn: William R. Lynch, III

Telecopier: (202) 835-5982

Telephone: (202) 835-4513

If to the Administrative Agent under Article II.:

PNC Bank, National Association

500 1st Avenue

P7-PFSC-04-I

Pittsburgh, PA 15222

Attn: Martin Hannak

Telecopier: (412) 762-8672

Telephone: (412) 768-9182

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon receipt; (ii) if telecopied, when transmitted if on a Business Day, and if not on a Business Day, on the following Business Day after the date transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II. shall be effective only when actually received. Neither the Administrative Agent nor any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 12.2. Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its respective reasonable out-of-pocket costs and expenses incurred in connection with the preparation, syndication, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the “workout” or enforcement or preservation of any rights under the Loan Documents and the Fee Letter, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel to the extent in substitution for, and not in duplication of, outside counsel) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents; provided, however, that the Borrower shall not be required to pay the expenses of more than one counsel to the Administrative Agent and one separate counsel for the Lenders (in addition to expenses for any appropriate local or special counsel) in connection with such workout or enforcement or preservation unless the Lenders reasonably determine that joint representation is not appropriate under the circumstances, (c) to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1.(e) or 10.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding; provided, however, that the Borrower shall not be required to pay the expenses of more than one counsel to the Administrative Agent and one separate counsel for the Lenders (in addition to expenses for any appropriate local or special counsel) in connection with such bankruptcy or proceeding unless the Lenders reasonably determine that joint representation is not appropriate under the circumstances. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 12.3. Stamp, Intangible and Recording Taxes.

The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the

Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 12.4. Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Lender and each Affiliate of the Administrative Agent or any Lender, at any time or from time to time during the continuance of an Event of Default, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or an Affiliate of a Lender, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender or any Affiliate of the Administrative Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations then due and payable, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2.

Section 12.5. Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN OF NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS, ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS. THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION

SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 12.6. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly set forth herein, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of an assigning Lender’s Loan at the time owing to it or, in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in the immediately preceding subsection (A), the aggregate amount of the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed with it being agreed that the Borrower’s withholding of consent to an assignment which would result in the Borrower having to pay amounts under Section 3.10. in an amount that the Borrower reasonably deems to be a significant amount shall be deemed reasonable); provided, however, that if, after giving effect to such assignment, the outstanding principal balance of the Loan held by such assigning Lender would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Loan at the time owing to it unless the Administrative Agent and Borrower agree otherwise.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed with it being agreed that the Borrower’s withholding of consent to an assignment which would result in the Borrower having to pay amounts under Section 3.10. in an amount that the Borrower reasonably deems to be a significant amount shall be deemed reasonable) shall be required unless (x) an Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Loan if such assignment is to a Person that is not already a Lender holding a Loan, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender.

(iv) Assignment and Assumption; Notes. The parties to each assignment (including an assigning Defaulting Lender) shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 (or $7,500 with respect to an assignment by a Defaulting Lender) payable by the assigning Lender (unless otherwise agreed between the assigning Lender and the assignee) for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the assigning Lender or the Assignee, upon the consummation of any assignment, the assigning Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such assigning Lender, as appropriate.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.10. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.11. with respect to facts and circumstances having occurred prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). In the absence of manifest error, the entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation as described in Section 12.6.(d) shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right and responsibility to enforce this Agreement, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) decrease the amount of such Lender’s Loan to the extent subject to the participation, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender to the extent subject to such participation, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty (except as otherwise permitted under Section 7.14.(c)). Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 4.1., and 4.4., to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.10. and 4.1. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.10. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Administrative Agent, to comply with Section 3.10.(c) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 12.7. Amendments and Waivers.

(a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.

(b) Reserved.

(c) Consent of Lenders Directly Affected. In addition to the foregoing requirements, no amendment, waiver or consent shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby (or the Administrative Agent at the written direction of such Lenders), do any of the following:

(i) subject the Lenders to any additional obligations;

(ii) reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations owing to such Lenders;

(iii) reduce the amount of any Fees payable to the Lenders;

(iv) modify the definition of “Maturity Date”, otherwise postpone any date fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations;

(v) modify the definition of “Credit Percentage” or amend or otherwise modify the provisions of Section 3.2. or Section 10.4.;

(vi) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii) modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii) release any Guarantor from its obligations under the Guaranty except as contemplated by Section 7.14.(c); or

(ix) waive a Default or Event of Default under Section 10.1.(a), except as provided in Section 10.5.

(d) Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent with respect to any Loan Document that increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 12.8. Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. Neither the Administrative Agent, nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 12.9. Confidentiality.

The Administrative Agent and each Lender shall use reasonable efforts to maintain the confidentiality of all information about Borrower, the other Loan Parties and other Subsidiaries, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Administrative Agent or any Lender by the Borrower, any other Loan Party, any other Subsidiary or Affiliate of Borrower, any other Loan Party, or any other Subsidiary pursuant to the provisions of this Agreement or any other Loan Document in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practice, but in any event, the Administrative Agent and the Lenders may make disclosure:

(a) to any of their respective Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (provided they shall agree to keep such information confidential in accordance with the terms of this Section 12.9.); (b) as reasonably requested by any bona fide prospective assignee, Participant or other transferee in connection with the contemplated transfer of any Loan or participation therein (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings or as otherwise required by Applicable Law; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default hereunder or under any other Loan Document (or Specified Derivatives Contract), to any other Person, as necessary for the exercise by the Administrative Agent or the Lenders (or a Specified Derivatives Provider) of rights and remedies hereunder or under any of the other Loan Documents (or Specified Derivatives Contract); (f) to bank trade publications (such information to consist of deal terms and other information customarily found in such publications), (g) upon Borrower’s prior consent (which consent shall not be unreasonably withheld), to any actual or prospective contractual counter-parties (or its advisors) to any swap or similar hedging agreement or to any rating agency; (h) to any other party hereto; (i) upon Borrower’s prior written consent, to any other Person; and (j) to the extent such information (i) becomes publicly available other than as a result of a breach by such party of this Section actually known by the Administrative Agent and the Lenders to be a breach of this section, or (ii) becomes available to the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower unless the Administrative Agent or such Lender has actual knowledge that such information became nonconfidential as a result of a breach of a confidential arrangement with the Borrower or such Loan Party. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 12.10. Indemnification.

(a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Lenders, all of the Affiliates of each of the Administrative Agent or any of the Lenders, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or reasonable expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10. or 4.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Administrative Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for (A) any acts or omissions of such Indemnified Party in connection with matters described in this subjection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party (other than claims of the Indemnified Parties against the Administrative Agent).

(b) The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall promptly notify the Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrower shall not otherwise relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this Section 12.10.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding, (y) there is an allegation of a violation of law by such Indemnified Party, or (z) the proposed settlement or compromise would otherwise be disadvantageous to such Indemnified Party as determined by it in its sole discretion.

(f) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

References in this Section 12.10. to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 12.11. Termination; Survival.

This Agreement shall terminate at such time as all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.10., 4.1., 4.4., 11.6., 12.2. and 12.10. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.5., shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.12. Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.13. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.14. Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 12.15. Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 12.16. Independence of Covenants.

If a particular action or condition is expressly prohibited by any covenant (the “prohibiting covenant”), the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists in violation of the prohibiting covenant.

Section 12.17. Limitation of Liability.

None of the Administrative Agent or any Lender, or any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower shall not have any liability with respect to any claim for any special, indirect, incidental or consequential damages suffered or incurred by the Administrative Agent or any Lender (as distinct from special, indirect, incidental or consequential damages of a third party awarded against the Administrative Agent or any Lender for which the Borrower may be responsible to the extent covered by Section 12.10.) in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The parties hereto hereby waive, release, and agree not to any other party hereto for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby (other than punitive damages of a third party awarded against the Administrative Agent or any Lender for which the Borrower may be responsible to the extent covered by Section 12.10.).

Section 12.18. Entire Agreement.

This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 12.19. Construction.

The Administrative Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower and each Lender.

Section 12.20. Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 12.21. Limitation of Liability of Trustees, Etc.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE AGENT AND THE LENDERS SHALL LOOK SOLELY TO THE BORROWER AND THE OTHER LOAN PARTIES FOR THE ENFORCEMENT OF ANY CLAIM AGAINST THE BORROWER AND SUCH LOAN PARTY UNDER OR IN RESPECT OF ANY OF THE LOAN DOCUMENTS AND ACCORDINGLY NEITHER THE TRUSTEES, OFFICERS, EMPLOYEES, NOR SHAREHOLDERS OF THE BORROWER SHALL HAVE ANY PERSONAL LIABILITY FOR OBLIGATIONS ENTERED INTO BY OR ON BEHALF OF THE BORROWER OR ANY OTHER LOAN PARTY.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be executed by their authorized officers all as of the day and year first above written.

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Andrew P. Blocher
Name:	Andrew P. Blocher
Title:	Senior Vice President-Chief Financial Officer and Treasurer

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Federal Realty Investment Trust]

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ William R. Lynch III
Name:	William R. Lynch III
Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Federal Realty Investment Trust]

CAPITAL ONE, N.A., as Syndication Agent and as a Lender

By:	/s/ Frederick H. Denecke
Name:	Frederick H. Denecke
Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Federal Realty Investment Trust]

REGIONS BANK, as a Documentation Agent and as a Lender

By:	/s/ Paul E. Burgan
Name:	Paul E. Burgan
Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Federal Realty Investment Trust]

SUNTRUST BANK, as a Documentation Agent and as a Lender

By:	/s/ John M. Szeman
Name:	John M. Szeman
Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Federal Realty Investment Trust]

TD BANK, N.A., as a Lender

By:	/s/ Brian Gormley
Name:	Brian Gormley
Title:	Vice President

SCHEDULE I

Commitments

Lender	Commitment Amount
PNC Bank, National Association	$100,000,000
Capital One, N.A.	$50,000,000
Regions Bank	$50,000,000
SunTrust Bank	$50,000,000
TD Bank, N.A.	$25,000,000

Total:	$275,000,000

SCHEDULE 1.1(a)

LIST OF LOAN PARTIES

1.	FEDERAL REALTY INVESTMENT TRUST

2.	BERMAN ENTERPRISES II LIMITED PARTNERSHIP

3.	GOVERNOR PLAZA ASSOCIATES

4.	ANDORRA ASSOCIATES

5.	SHOPPING CENTER ASSOCIATES

6.	FR PIKE 7 LIMITED PARTNERSHIP

7.	STREET RETAIL, INC.

8.	FRIT SAN JOSE TOWN AND COUNTRY VILLAGE, LLC

9.	STREET RETAIL FOREST HILLS I, LLC

10.	SRI OLD TOWN, LLC

11.	FEDERAL REALTY PARTNERS L.P.

12.	STREET RETAIL WEST I, L.P.

13.	STREET RETAIL WEST II, L.P.

14.	STREET RETAIL WEST 3, L.P.

15.	STREET RETAIL WEST 4, L.P.

16.	STREET RETAIL WEST 6, L.P.

17.	STREET RETAIL WEST 10, L.P.

18.	FR ASSEMBLY SQUARE, LLC

19.	FR STURTEVANT STREET, LLC

20.	FR WESTGATE MALL, LLC

21.	STREET RETAIL SAN ANTONIO, LP

22.	FR LINDEN SQUARE, INC.

23.	FR CHELSEA COMMONS II, LLC

24.	FR NORTH DARTMOUTH, LLC

25.	FR WHITE MARSH, INC.

26.	CORDON FAIRFIELD BUSINESS TRUST

27.	CAMPBELL-PHILADELPHIA BUSINESS TRUST

28.	SHOPPES AT NOTTINGHAM SQUARE BUSINESS TRUST

29.	RETAIL PROPERTIES BUSINESS TRUST

30.	NOTTINGHAM SQUARE BUSINESS TRUST

31.	BYRON STATION LIMITED PARTNERSHIP, LLLP

32.	FR MERCER MALL, LLC

33.	FR DEL MAR VILLAGE, LLC

34.	FR DEL MAR VILLAGE II, LLC

35.	FR CHELSEA COMMONS III, LLC

36.	FR FEDERAL PLAZA, INC.

37.	SRI ASSEMBLY ROW B2, LLC

38.	SRI ASSEMBLY ROW B3, LLC

39.	SRI ASSEMBLY ROW B5, LLC

40.	SRI ASSEMBLY ROW B6, LLC

41.	SRI ASSEMBLY ROW B7, LLC

42.	SRI ASSEMBLY ROW B8, LLC

43.	SRI ASSEMBLY ROW B9, LLC

44.	FR HUNTINGTON SQUARE, LLC

45.	FR TOWER SHOPS, LLC

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE

PART I

ENTITY NAME/Jurisdiction of Formation	Equity Holders	Nature of Equity Interest	% Ownership	Material and/or Excluded Subsidiary, Non-Controlled Property	Liens, Options, Registration Rights, etc.
FEDERAL REALTY INVESTMENT TRUST, a Maryland real estate investment trust				Borrower

•    Permitted Liens on properties identified in Schedule 6.1(f);

•    Stock options in favor of Trustees, employees and certain vendors;

•    Dividend reinvestment plan;

•    Active shelf registration statement;

•    Active registration statements for certain shares issued as unregistered shares and for shares that may be issued on conversion of Series 1 Preferred Shares and downreit units in NVI-Avenue, LLC;

•    See Federal Realty Partners L.P., FR Leesburg Plaza, LP, FR Pike 7 Limited Partnership and Street Retail West 7, L.P. for registration rights agreements

•    2007 Employee Share Purchase Plan

FR ASSOCIATES LIMITED PARTNERSHIP, a Maryland limited partnership	Federal Realty Investment Trust	General partner	1%		None
	Federal Realty Investment Trust	Limited partner	97.97%
	Street Retail, Inc.	Limited partner	1.03%

BERMAN ENTERPRISES II LIMITED PARTNERSHIP, a Maryland limited partnership	Federal Realty Investment Trust	General partner	2%	Guarantor Material Subsidiary (in conjunction with Federal Realty Investment Trust)	None
	Federal Realty Investment Trust	Limited partner	97%
	FR Associates Limited Partnership	Limited partner	1%

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE

ENTITY NAME/Jurisdiction of Formation	Equity Holders	Nature of Equity Interest	% Ownership	Material and/or Excluded Subsidiary, Non-Controlled Property	Liens, Options, Registration Rights, etc.
GOVERNOR PLAZA ASSOCIATES, a Pennsylvania general partnership	Federal Realty Investment Trust	General partner	99%	Guarantor	None
	FR Associates Limited Partnership	General partner	1%

ANDORRA ASSOCIATES, a Pennsylvania limited partnership	Federal Realty Investment Trust	General partner	2%	Guarantor	None
	Federal Realty Investment Trust	Limited partner	97%
	FR Associates Limited Partnership	Limited partner	1%

SHOPPING CENTER ASSOCIATES, a Pennsylvania limited partnership	Federal Realty Investment Trust	General partner	1%	Guarantor	None
	Federal Realty Investment Trust	Limited partner	98%
	FR Associates Limited Partnership	Limited partner	1%

FR PIKE 7 LIMITED PARTNERSHIP, a Delaware limited partnership (DownREIT)	Federal Realty Investment Trust	General partner	1%	Guarantor Material Subsidiary	• Right to exchange 12,393.71 partnership units for Federal Realty shares or cash (at Federal Realty’s option); and • Registration rights for shares issued on redemption of partnership units.
	Federal Realty Investment Trust	Limited partner	98.3143%
	M&R Associates Limited Partnership, Pike 7 Plaza	Limited partner	.6857%

FRIT ESCONDIDO PROMENADE, LLC, a California limited liability company	Federal Realty Investment Trust	Manager	70%	Owner of Non-Controlled Property • Escondido Promenade Shopping Center, Escondido, CA	None
	Spark Development Partners, LLC	Member	30%

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE

ENTITY NAME/Jurisdiction of Formation	Equity Holders	Nature of Equity Interest	% Ownership	Material and/or Excluded Subsidiary, Non-Controlled Property	Liens, Options, Registration Rights, etc.
FR FEDERAL PLAZA, INC., a Delaware corporation	Federal Realty Investment Trust	Sole stockholder	100%	Guarantor Material subsidiary	None

FR LEESBURG PLAZA, LLC, a Delaware corporation	Federal Realty Investment Trust	Sole member	100%		None

FR LEESBURG PLAZA, LP, a Delaware limited partnership (DownREIT)	FR Leesburg Plaza, LLC	General partner	319,233 units	Excluded subsidiary	• Right to exchange partnership units for Federal Realty shares or cash (at Federal Realty’s option); and • Registration rights for shares issued on redemption of partnership units.
	Paulson Brothers, L.L.C.	Limited partner	33,267 units

CONGRESSIONAL PLAZA ASSOCIATES, LLC, a Maryland limited liability company	Federal Realty Investment Trust	Managing member	65.4376%	Owner of Non-Controlled Property • Congressional Plaza Shopping Center, Rockville, MD • The Crest at Congressional Plaza, Rockville, MD

•    Patrick M. O’Donnell, Silberberg Family Partnership and JSR Family LLC permitted transferees of Rockville Plaza Company (“Permitted Transferees”) have right to require other partners to buy 18.75% or greater of all of the Permitted Transferees’ ownership interests.

	Patrick M. O’Donnell	Member	5.7668%
	Silberberg Family Partnership	Member	19.8847%
	JSR Family LLC	Member	3.8158%
	Congressional Plaza One, LLC	Member	5.0951%

FEDERAL REALTY MANAGEMENT SERVICES, INC., a Delaware corporation	Federal Realty Investment Trust	Sole stockholder	100%		None

FRIT SOLAR, INC., a Delaware corporation	Federal Realty Management Services, Inc.	Sole stockholder	100%		None

SANTANA ROW ROF, INC., a Delaware corporation	Federal Realty Management Services, Inc.	Sole stockholder	100%		None

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE

ENTITY NAME/Jurisdiction of Formation	Equity Holders	Nature of Equity Interest	% Ownership	Material and/or Excluded Subsidiary, Non-Controlled Property	Liens, Options, Registration Rights, etc.
FRIT LEASING & DEVELOPMENT SERVICES, INC., a Delaware corporation	Federal Realty Investment Trust	Sole stockholder	100%		None

FRIT SANTANA ROW TRS, INC., a Delaware corporation	FRIT Leasing & Development Services, Inc.	Sole stockholder	100%		None

FEDERAL REALTY PARTNERS, INC., a Delaware corporation	Federal Realty Investment Trust	Sole stockholder	100%		None

FEDERAL REALTY PARTNERS L.P., a Delaware limited partnership (Master DownREIT)	Federal Realty Partners, Inc.	General partner	722,795 units	Guarantor Material Subsidiary

•    Right to exchange partnership units for Federal Realty shares or cash (at Federal Realty’s option); and

•    Holders of 100,259 units have registration rights for shares issued on redemption of partnership units.

	FRLP, Inc.	Limited partner	40 units
	8 separate limited partners	Limited partner	138,793 units

FRLP, INC., a Delaware corporation	Federal Realty Investment Trust	Sole stockholder	100%		None

FR CROW CANYON, INC. F/K/A JS&DB, INC., a Delaware corporation	Federal Realty Investment Trust	Sole stockholder	100%		None

FR CROW CANYON, LLC, a Delaware limited liability company	FR Crow Canyon, Inc.	Sole member	100%	Excluded subsidiary	None

FR MERCER MALL, INC., a Delaware corporation	Federal Realty Investment Trust	Sole stockholder	100%		None

FR MERCER MALL, LLC, a Delaware limited liability company	FR Mercer Mall, Inc.	Sole member	100%	Guarantor Material Subsidiary (in conjunction with Federal Realty Investment Trust)	None

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE

ENTITY NAME/Jurisdiction of Formation	Equity Holders	Nature of Equity Interest	% Ownership	Material and/or Excluded Subsidiary, Non-Controlled Property	Liens, Options, Registration Rights, etc.
FR ASSEMBLY SQUARE, LLC, a Delaware limited liability company	Federal Realty Investment Trust.	Sole member	100%	Guarantor	None

FR WESTGATE MALL, INC., a Delaware corporation	Federal Realty Investment Trust	Sole stockholder	100%		None

FR WESTGATE MALL, LLC, a Delaware limited liability company	FR Westgate Mall, Inc.	Sole member	100%	Guarantor Material Subsidiary	None

FEDERAL/LPF GP, INC., a Delaware corporation	Federal Realty Investment Trust	Sole stockholder	100%	Excluded Subsidiary	None

FR CHELSEA COMMONS I, INC., a Delaware corporation	Federal Realty Investment Trust	Sole stockholder	100%		None

FR CHELSEA COMMONS I, LLC, a Delaware limited liability company	FR Chelsea Commons I, Inc.	Sole member	100%	Excluded subsidiary	None

FR CHELSEA COMMONS II, INC., a Delaware corporation	Federal Realty Investment Trust	Sole stockholder	100%		None

FR CHELSEA COMMONS II, LLC, a Delaware limited liability company	FR Chelsea Commons II, Inc.	Sole member	100%	Guarantor	None

FR NORTH DARTMOUTH, INC., a Delaware corporation	Federal Realty Investment Trust	Sole stockholder	100%		None

FR NORTH DARTMOUTH, LLC, a Delaware limited liability company	FR North Dartmouth, Inc.	Sole member	100%	Guarantor	None

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE

ENTITY NAME/Jurisdiction of Formation	Equity Holders	Nature of Equity Interest	% Ownership	Material and/or Excluded Subsidiary, Non-Controlled Property	Liens, Options, Registration Rights, etc.
FR LINDEN SQUARE, INC., a Delaware corporation	Federal Realty Investment Trust	Sole stockholder	100%	Guarantor Material Subsidiary	None

FR KEY ROAD, INC., a Delaware corporation (TO BE DISSOLVED)

FR RIVERSIDE, INC., a Delaware corporation (TO BE DISSOLVED)

FR SHOPPERS WORLD, INC. a Delaware corporation	Federal Realty Investment Trust	Sole stockholder	100%		None

FR SHOPPERS WORLD, LLC, a Delaware limited liability company	FR Shoppers World, Inc.	Sole member	100%	Excluded Subsidiary	None

FR WHITE MARSH, INC., a Maryland corporation	Federal Realty Investment Trust	Sole Stockholder	100%	Guarantor	None

WHITE MARSH PLAZA, LLC, a Maryland limited liability company	FR White Marsh, Inc.	Sole member	100%		None

WHITE MARSH PLAZA LIMITED PARTNERSHIP, a Maryland limited partnership	White Marsh Plaza, LLC	General partner	1%		None
	FR White Marsh, Inc.	Limited partner	99%

WHITE MARSH PLAZA BUSINESS TRUST, a Maryland business trust	White Marsh Plaza Limited Partnership	Sole shareholder	100%	Excluded Subsidiary	None

BYRON STATION, LLC, a Maryland limited liability company	FR White Marsh, Inc.	Sole member	100%		None

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE

ENTITY NAME/Jurisdiction of Formation	Equity Holders	Nature of Equity Interest	% Ownership	Material and/or Excluded Subsidiary, Non-Controlled Property	Liens, Options, Registration Rights, etc.
BYRON STATION LIMITED PARTNERSHIP, LLLP, a Maryland limited liability limited partnership	Byron Station, LLC	General partner	1%	Guarantor	None
	FR White Marsh, Inc.	Limited partner	99%

CORDON FAIRFIELD BUSINESS TRUST, a Maryland business trust	FR White Marsh, Inc.	Sole shareholder	100%	Guarantor	None

CAMPBELL-PHILADELPHIA BUSINESS TRUST, a Maryland business trust	FR White Marsh, Inc.	Sole shareholder	100%	Guarantor	None

SHOPPES AT NOTTINGHAM SQUARE BUSINESS TRUST, a Maryland business trust	FR White Marsh, Inc.	Sole shareholder	100%	Guarantor	None

RETAIL PROPERTIES BUSINESS TRUST, a Maryland business trust	FR White Marsh, Inc.	Sole shareholder	100%	Guarantor	None

NOTTINGHAM SQUARE BUSINESS TRUST, a Maryland business trust	FR White Marsh, Inc.	Sole shareholder	100%	Guarantor	None

THE AVENUE AT WHITE MARSH BUSINESS TRUST, a Maryland business trust	FR White Marsh, Inc.	Sole shareholder	100%	Excluded Subsidiary	None

NVI-AVENUE, LLC, a Maryland limited liability company (DownREIT)	FR White Marsh, Inc.	Managing member	9,644 units	Excluded Subsidiary	• Right to exchange membership units for Federal Realty shares or cash (at Federal Realty’s option)
	54 separate investor members	Members	175,860 units

RETAIL FUNDING AFFILIATES, LLC, a Maryland	FR White Marsh, Inc.	Managing member	20%		None

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE

ENTITY NAME/Jurisdiction of Formation	Equity Holders	Nature of Equity Interest	% Ownership	Material and/or Excluded Subsidiary, Non-Controlled Property	Liens, Options, Registration Rights, etc.
limited liability company	NVI-Avenue, LLC	Member	50%
	The Avenue at White Marsh Business Trust	Member	30%

FR FLORIDA, INC. (F/K/A FR CHELSEA COMMONS III, INC.), a Delaware corporation	Federal Realty Investment Trust	Sole Stockholder	100%		None

FR DEL MAR VILLAGE, LLC, a Delaware limited liability company	FR Florida, Inc.	Sole member	100%	Guarantor	None

FR DEL MAR VILLAGE II, LLC, a Delaware limited liability company	FR Florida, Inc.	Sole member	100%	Guarantor	None

FR COURTYARD SHOPS, LLC, a Delaware limited liability company	FR Florida, Inc.	Sole member	100%	Excluded Subsidiary	None

FR CHELSEA COMMONS III, LLC, a Delaware limited liability company	Federal Realty Investment Trust	Sole member	100%	Guarantor	None

FR ROLLINGWOOD, LLC, a Delaware limited liability company	Federal Realty Investment Trust	Sole member	100%		None

FR ROLLINGWOOD, INC., a Delaware corporation	FR Rollingwood, LLC	Sole stockholder	100%	Excluded Subsidiary	None

FR HUNTINGTON SQUARE, LLC, a Delaware limited liability company	Federal Realty Investment Trust	Sole member	100%	Guarantor	None

FR TOWER SHOPS, LLC, a	FR Florida, Inc.	Sole member	100%	Guarantor	None

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE

ENTITY NAME/Jurisdiction of Formation	Equity Holders	Nature of Equity Interest	% Ownership	Material and/or Excluded Subsidiary, Non-Controlled Property	Liens, Options, Registration Rights, etc.
Delaware limited liability company

FEDERAL REALTY BOSTON, INC., a Delaware corporation	Federal Realty Investment Trust	Sole stockholder	100%		None

FEDERAL REALTY WEST COAST, INC., a Delaware corporation	Federal Realty Investment Trust	Sole stockholder	100%		None

STREET RETAIL, INC., a Maryland corporation	Federal Realty Investment Trust	Sole stockholder	100%	Guarantor Material Subsidiary	None

SRI/CONTINENTAL, LLC (a Delaware limited liability company)	Street Retail, Inc.	Sole member	100%		None

FR STURTEVANT STREET, INC., a Delaware corporation	Street Retail, Inc.	Sole stockholder	100%		None

FR STURTEVANT STREET, LLC, a Delaware limited liability company	FR Sturtevant Street, Inc.	Sole member	100%	Guarantor Material Subsidiary	None

SRI ASSEMBLY ROW B2, LLC, a Delaware limited liability company	Street Retail, Inc.	Sole member	100%	Guarantor Material Subsidiary	None

SRI ASSEMBLY ROW B3, LLC, a Delaware limited liability company	Street Retail, Inc.	Sole member	100%	Guarantor Material Subsidiary	None

SRI ASSEMBLY ROW B5, LLC, a Delaware limited liability company	Street Retail, Inc.	Sole member	100%	Guarantor Material Subsidiary	None

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE

ENTITY NAME/Jurisdiction of Formation	Equity Holders	Nature of Equity Interest	% Ownership	Material and/or Excluded Subsidiary, Non-Controlled Property	Liens, Options, Registration Rights, etc.
SRI ASSEMBLY ROW B6, LLC, a Delaware limited liability company	Street Retail, Inc.	Sole member	100%	Guarantor Material Subsidiary	None

SRI ASSEMBLY ROW B7, LLC, a Delaware limited liability company	Street Retail, Inc.	Sole member	100%	Guarantor Material Subsidiary	None

SRI ASSEMBLY ROW B8, LLC, a Delaware limited liability company	Street Retail, Inc.	Sole member	100%	Guarantor Material Subsidiary	None

SRI ASSEMBLY ROW B9, LLC, a Delaware limited liability company	Street Retail, Inc.	Sole member	100%	Guarantor Material Subsidiary	None

FRIT SAN JOSE TOWN AND COUNTRY VILLAGE, LLC, a California limited liability company	Street Retail, Inc.	Sole member	100%	Guarantor Material Subsidiary	None

SAN JOSE RESIDENTIAL, INC., a Maryland corporation	Federal Realty Investment Trust	Class A Voting Common Stockholder	50%		None
	Jeanne T. Connor	Class A Voting Common Stockholder	50%
	FRIT San Jose Town & Country Village, LLC	Class B Non-Voting Common Stockholder	100%

STREET RETAIL FOREST HILLS I, LLC, a Delaware limited liability company	Street Retail, Inc.	Sole member	100%	Guarantor	None

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE

ENTITY NAME/Jurisdiction of Formation	Equity Holders	Nature of Equity Interest	% Ownership	Material and/or Excluded Subsidiary, Non-Controlled Property	Liens, Options, Registration Rights, etc.
SRI OLD TOWN, LLC, a California limited liability company	Street Retail, Inc.	Sole member	100%	Guarantor	None

STREET RETAIL WEST GP, INC., a Maryland corporation	Street Retail, Inc.	Sole stockholder	100%		None

STREET RETAIL WEST I, L.P., a Delaware limited partnership	Street Retail West GP, Inc.	General partner	90%	Guarantor Material Subsidiary	None
	Street Retail, Inc.	General partner	9%
	Street Retail, Inc.	Limited partner	1%

STREET RETAIL WEST II, L.P., a Delaware limited partnership	Street Retail West GP, Inc.	General partner	90%	Guarantor	None
	Street Retail, Inc.,	General partner	9%
	Street Retail, Inc.	Limited partner	1%

STREET RETAIL WEST 3, L.P., a Delaware limited partnership	Street Retail West GP, Inc.	General partner	90%	Guarantor	None
	Street Retail, Inc.	General partner	9%
	Street Retail, Inc	Limited partner	1%

STREET RETAIL WEST 4, L.P., a Delaware limited partnership	Street Retail West GP, Inc.	Class C general partner	90%	Guarantor	None
	Street Retail, Inc.	General partner	9%
	Street Retail, Inc.	Limited partner	1%

STREET RETAIL WEST 6, L.P., a Delaware limited partnership	Street Retail West GP, Inc.	General partner	90%	Guarantor	None
	Street Retail, Inc.	General partner	9%
	Street Retail, Inc.	Limited partner	1%

STREET RETAIL WEST 7, L.P., a Delaware limited partnership	Street Retail West GP, Inc.	Class C general partner	90%	Owner of Non-Controlled Property	• Right to merge entities into a Federal

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE

ENTITY NAME/Jurisdiction of Formation	Equity Holders	Nature of Equity Interest	% Ownership	Material and/or Excluded Subsidiary, Non-Controlled Property	Liens, Options, Registration Rights, etc.
	Delaware GPO 7 Inc.	Class A general partner	0%	• 7001 Hollywood Boulevard, Hollywood, CA

Realty entity in exchange for Federal Realty shares or cash (at option of non-Federal Realty partners, subject to certain conditions); and

•    Registration rights for Federal Realty shares issued in connection with transfer of partnership interests through merger.

	Delaware GPO 7 Inc.	Class B general partner	.9%	• 7021 Hollywood Boulevard, Hollywood, CA
	Delaware GPM 7 Inc.	Class B general partner	8.1%
	Delaware GPO 7 Inc.	Class B limited partner	.1%
	Delaware GPM 7 Inc.	Class B limited partner	.9%

STREET RETAIL WEST 10, L.P., a Delaware limited partnership	Street Retail West GP, Inc.	General partner	90%	Guarantor	None
	Street Retail, Inc.	General partner	9%
	Street Retail, Inc.	Limited partner	1%

SRI SAN ANTONIO, INC. (F/K/A DIM SUM, INC.), a Maryland corporation	Street Retail, Inc.	Sole stockholder	100%		None

STREET RETAIL SAN ANTONIO, LP, a Delaware limited partnership	SRI San Antonio, Inc.	General partner	.1%	Guarantor	None
	SRI Texas, Inc.	Limited partner	99.9%

SRI TEXAS, INC., a Delaware corporation	Street Retail, Inc.,	Sole stockholder	100%		None

SRI ARLINGTON ROAD WEST, INC., a Delaware corporation	Street Retail, Inc.,	Sole stockholder	100%		None

SRI ARLINGTON ROAD WEST, LLC, a Delaware limited liability company	SRI Arlington Road West, Inc.	Sole member	100%	Excluded Subsidiary	None

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE

ENTITY NAME/Jurisdiction of Formation	Equity Holders	Nature of Equity Interest	% Ownership	Material and/or Excluded Subsidiary, Non-Controlled Property	Liens, Options, Registration Rights, etc.
SRI BETHESDA AVENUE NORTH, INC., a Delaware corporation	Street Retail, Inc.,	Sole stockholder	100%		None

SRI BETHESDA AVENUE NORTH, LLC, a Delaware limited liability company	SRI Bethesda Avenue North, Inc.	Sole member	100%	Excluded Subsidiary	None

SANTANA ROW SERVICES, INC., a Delaware corporation	Street Retail, Inc.	Sole stockholder	100%		None

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE

Part II – Unconsolidated Affiliates

ENTITY NAME/Jurisdiction of Formation	Equity Holders	Nature of Equity Interest	% Ownership	Material and/or Excluded Subsidiary
LA RIVE GAUCHE SAN JOSE, LLC, a California limited liability company	Santana Row ROF, Inc.	Member	37.5%	Unconsolidated affiliate
	Vine Dining Enterprises, Inc.	Manager/member	62.5%

STRAITS SANTANA ROW, LLC, a California limited liability company	Santana Row ROF, Inc.	Member	90%	Unconsolidated affiliate
	Christopher Yeo	Manager/member	10%

VILLAGE CAFÉ SANTANA ROW, LLC, a California limited liability company	Santana Row ROF, Inc.	Member	49%	Unconsolidated affiliate
	San Francisco Coffee Roasting Company, Inc.	Manager/member	51%

BLOWFISH SR, LLC, a California limited liability company	Santana Row ROF, Inc.	Member	30%	Unconsolidated affiliate
	Fugu Management, LLC	Manager/member	70%

YANKEE PIER SANTANA ROW, LLC, a California limited liability company	Santana Row ROF, Inc.	Member	75%	Unconsolidated affiliate
	Lark Creek Café, Inc.	Manager/member	25%

PIZZA ANTICA, LLC, a California limited liability company	Santana Row ROF, Inc.	Member	20%	Unconsolidated affiliate
	Tim Stannard	Manager/member	80%

SINO, LLC F/K/A RED LANTERN RESTAURANT, LLC, a California limited liability company	Santana Row ROF, Inc.	Member	90%	Unconsolidated affiliate
	Christopher Yeo	Manager/member	10%

SANTANA GRILL PARTNERS, LP, a California limited partnership	VDAE, LLC	General partner	65.000%	Unconsolidated affiliate
	Santana Row ROF, Inc.	Limited partner	29.167%
	VDAE, LLC	Limited partner	1.250%
	VDAE, Inc.	Limited partner	4.583%

FEDERAL/LION VENTURE LP, a Delaware limited partnership	Federal/LPF GP, Inc.	General partner	.1%	Unconsolidated affiliate
	CLPF-Federal GP, LLC	General partner	.1%
	Federal Realty Investment Trust	Limited partner	29.9%
	CLPF-Federal, L.P.	Limited partner	69.9%

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE

ENTITY NAME/Jurisdiction of Formation	Equity Holders	Nature of Equity Interest	% Ownership	Material and/or Excluded Subsidiary
FLV ATLANTIC PLAZA GP, LLC, a Delaware limited liability company	Federal/Lion Venture LP	Sole member	100%	Unconsolidated affiliate

FLV ATLANTIC PLAZA LIMITED PARTNERSHIP, a Delaware limited partnership	FLV Atlantic Plaza GP, LLC	General partner	.1%	Unconsolidated affiliate
	Federal/Lion Venture LP	Limited partner	99.9%

FLV PLEASANT SHOPS GP, LLC, a Delaware limited liability company	Federal/Lion Venture LP	Sole member	100%	Unconsolidated affiliate

FLV PLEASANT SHOPS LIMITED PARTNERSHIP, a Delaware limited partnership	FLV Pleasant Shops GP, LLC	General partner	.1%	Unconsolidated affiliate
	Federal/Lion Venture LP	Limited partner	99.9%

FLV CAMPUS PLAZA GP, LLC, a Delaware limited liability company	Federal/Lion Venture LP	Sole member	100%	Unconsolidated affiliate

FLV CAMPUS PLAZA LIMITED PARTNERSHIP, a Delaware limited partnership	FLV Campus Plaza GP, LLC	General partner	.1%	Unconsolidated affiliate
	Federal/Lion Venture LP	Limited partner	99.9%

FLV PLAZA DEL MERCADO, LLC, a Delaware limited liability company	Federal/Lion Venture LP	Sole member	100%	Unconsolidated affiliate

FLV PLAZA DEL MERCADO, LP, a Delaware limited partnership	FLV Plaza del Mercado, LLC	General partner	.1%	Unconsolidated affiliate
	Federal/Lion Venture LP	Limited partner	99.9%

FLV GREENLAWN PLAZA GP, LLC, a Delaware limited liability company	Federal/Lion Venture LP	Sole member	100%	Unconsolidated affiliate

FLV GREENLAWN PLAZA, LP, a Delaware limited partnership	FLV Greenlawn Plaza GP, LLC	General partner	.1%	Unconsolidated affiliate
	Federal/Lion Venture LP	Limited partner	99.9%

FLV BARCROFT PLAZA GP, LLC, a Delaware limited liability company	Federal/Lion Venture LP	Sole member	100%	Unconsolidated affiliate

FLV BARCROFT PLAZA, LP, a Delaware limited partnership	FLV Barcroft Plaza GP, LLC	General partner	.1%	Unconsolidated affiliate
	Federal/Lion Venture LP	Limited partner	99.9%

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE

ENTITY NAME/Jurisdiction of Formation	Equity Holders	Nature of Equity Interest	% Ownership	Material and/or Excluded Subsidiary
FLV FREE STATE GP, LLC, a Delaware limited liability company	Federal/Lion Venture LP	Sole member	100%	Unconsolidated affiliate

FLV FREE STATE LIMITED PARTNERSHIP, a Delaware limited partnership	FLV Free State GP, LLC	General partner	.1%	Unconsolidated affiliate
	Federal/Lion Venture LP	Limited partner	99.9%

TAURUS NEWBURY STREET JV II LIMITED PARTNERSHIP, a Delaware limited partnership (TO BE DISSOLVED)

TNL 127-129 NEWBURY LIMITED PARTNERSHIP, a Delaware limited partnership (TO BE DISSOLVED)

TNL 111-115 NEWBURY LIMITED PARTNERSHIP, a Delaware limited partnership (TO BE DISSOLVED)

TNL 328 NEWBURY LIMITED PARTNERSHIP, a Delaware limited partnership (TO BE DISSOLVED)

Santana Row Association, a California non-profit mutual benefit corporation

The Deforest Building Condominium Owners Association, a California non-profit mutual benefit corporation

The Margo Building and Villa Cornet Building Condominium Owners Association, a California non-profit mutual benefit corporation

SCHEDULE 6.1(f)

Ownership of Properties

November 14, 2011

Property Number	Property	City	State
Part 1
Wholly Owned Properties
010-1002	Andorra Shopping Center	Philadelphia	PA
040-1240	Governor Plaza	Glen Burnie	MD
080-1600	Perring Plaza	Baltimore	MD
100-1630	Santana Row Bld 1-Retail	San Jose	CA
100-1632	Santana Row Bld 1B-Retail	San Jose	CA
100-1634	Santana Row Bld 1C-Retail	San Jose	CA
100-1636	Santana Row Bld 2-Retail/Off	San Jose	CA
100-1638	Santana Row Bld 3-Retail	San Jose	CA
100-1642	Santana Row Bld 4-Retail	San Jose	CA
100-1644	Santana Row Bld 5-Retail	San Jose	CA
100-1645	Santana Row Bld 5-Hotel	San Jose	CA
100-1646	Santana Row Bld 6A-Retail	San Jose	CA
100-1650	Santana Row Bld 7-Retail	San Jose	CA
100-1652	Santana Row Bld 8A-Retail	San Jose	CA
100-1662	Santana Row Bld 11A-Retail	San Jose	CA
100-1668	Santana Row Bld 13/15 Retail	San Jose	CA
100-1674	Santana Row Bld K-Retail	San Jose	CA
100-1648	Santana Row Bld 6B-Residential	San Jose	CA
100-1651	Santana Row Bld 7-Residential	San Jose	CA
100-1653	Santana Row Bld 8A-Residential	San Jose	CA
100-1654	Santana Row Bld 8B-Residential	San Jose	CA
100-1663	Santana Row Bld 11A-Res/Office	San Jose	CA
100-1669	Santana Row Bld 13/15 Res/Off	San Jose	CA
130-1215	Federal Plaza	Rockville	MD
150-1477	Mercer Mall - H&H BBQ	Lawrenceville	NJ
151-1478	FR Mercer Mall, LLC (H&H BBQ)	Lawrenceville	NJ
160-1800	Westgate Mall	San Jose	CA
170-1730	Assembly Sq Dev (Foley, Sturtevant, Amerigas Land)	Somerville	MA
180-1008	Assembly Square	Somerville	MA
194-1940	Del Mar Village	Boca Raton	FL
195-1950	7015 Beracasa Way (Office)	Boca Raton	FL
195-1953	7045 Beracasa Way (Blockbuster)	Boca Raton	FL
197-1970	Huntington Square	East Northport	NY
198-1980	Tower Shops	Davie	FL
209-2090	Chelsea Commons III	Chelsea	MA
210-2100	Linden Square	Wellesley	MA
211-2111	Chelsea - 1020 Revere Beach Parkway	Chelsea	MA
213-2130	North Dartmouth	North Dartmouth	MA
220-2200	White Marsh Ground Leases	White Marsh	MD
222-2220	Byron Station (White Marsh Other)	White Marsh	MD
223-2230	Fairfield Inn (Hotel Ground Lease)	White Marsh	MD
224-2240	Shoppes at Nottingham Sq II	White Marsh	MD
228-2280	Shoppes at Nottingham Sq I	White Marsh	MD
229-2290	RPBT Ground Leases - Nottingham	White Marsh	MD
229-2291	The Avenue - Parking	White Marsh	MD
230-2300	Panera Bread - Nottingham	White Marsh	MD
400-1019	Beth Ave Shops WW1-Arl East (residential)	Bethesda	MD
400-1020	Beth Ave Shops W W 1-Arl East (retail)	Bethesda	MD
400-1021	Bethesda Ave Shops W W 2	Bethesda	MD
400-1022	Bethesda Ave Offices W W 2	Bethesda	MD

SCHEDULE 6.1(f)

Ownership of Properties

November 14, 2011

Property Number	Property	City	State
400-1023	Bethesda Ave Shops W W 3	Bethesda	MD
400-1024	Bethesda Ave Shops W W 4	Bethesda	MD
400-1025	Bethesda Ave Offices W W 4	Bethesda	MD
400-1026	Bethesda Ave Shops W W 5	Bethesda	MD
400-1027	Bethesda Ave Offices W W 5	Bethesda	MD
400-1028	Bethesda Ave Shops II	Bethesda	MD
400-1029	Bethesda Ave Shops III	Bethesda	MD
400-1030	Bethesda Ave Shops Ravengard	Bethesda	MD
400-1031	Bethesda Ave Shops Parking Lot	Bethesda	MD
400-1032	4900 Hampden Lane	Bethesda	MD
400-1033	Bethesda Ave Office Ravengard	Bethesda	MD
400-3031	Elm St - Retail (Bethesda)	Bethesda	MD
400-3032	Kilbane/Jaffe Parcels	Bethesda	MD
400-3033	Elm Street - Office (Bethesda)	Bethesda	MD
400-3034	Woodmont East - Retail	Bethesda	MD
400-3035	Woodmont East - Offices	Bethesda	MD
400-1910	Rockville Town Square	Rockville	MD
400-3101	205 Greenwich Ave (Saks)	Greenwich	CT
400-3400	Fresh Meadows (Kohls Center)	Queens	NY
400-3401	Fresh Meadows (Filene’s Ctr)	Queens	NY
400-3402	Fresh Meadows (73rd Ave Strip)	Queens	NY
400-3403	Fresh Meadows (69th Ave Strip)	Queens	NY
400-3500	150 Post Street (SF)	San Francisco	CA
400-3525	1344 3rd Street (Santa Monica)	Santa Monica	CA
400-3600	Sam’s Park & Shop	Washington, D.C.	DC
400-3601	Village at Shirlington-Retail	Arlington	VA
400-3602	Village at Shirlington-Office	Arlington	VA
400-3604	Friendship Center	Washington, D.C.	DC
420-4300	14 N.Fair Oaks Ave (Pasadena)	Pasadena	CA
420-4500	643-653 5th Ave. (S D)	San Diego	CA
420-4502	665 5th Ave. (S D)	San Diego	CA
420-4503	825-831 5th Ave. (S D)	San Diego	CA
420-4700	301 Arizona/1251-1253 3rd St.	Santa Monica	CA
420-4702	1225 3rd St. (Santa Monica)	Santa Monica	CA
420-4704	1337 3rd St. (Santa Monica)	Santa Monica	CA
420-4705	1343-1349 3rd St(Santa Monica)	Santa Monica	CA
421-4701	1202 3rd St. (Santa Monica)	Santa Monica	CA
422-4706	1222 3rd St. (Santa Monica)	Santa Monica	CA
423-4200	1221-1227 Hermosa Ave(Hermosa)	Hermosa Beach	CA
423-4707	1232-1240 3rd St(Santa Monica)	Santa Monica	CA
424-4301	140-168 W Colorado(Tanner Mkt)	Pasadena	CA
428-4708	214 Wilshire Blvd (SM)	Santa Monica	CA
440-5002	108-22 Queens Blvd (Midway Th)	Forest Hills	NY
450-5500	Old Town Center (Los Gatos)	Los Gatos	CA
451-5601	301-303 E Houston St (Vogue)	San Antonio	TX
451-5602	225-233 E Houston St (Schaum)	San Antonio	TX
451-5603	St Mary’s & E Houston(W Hotel)	San Antonio	TX
451-5606	111 Jefferson St (Pkg Lot)	San Antonio	TX
451-5607	300-302 E Houston St(Walgreen)	San Antonio	TX
451-5608	221-223 E Houston St(Court Bl)	San Antonio	TX
451-5609	219 E Houston St (Carl)	San Antonio	TX
451-5610	311-315 E Houston St (Kress)	San Antonio	TX

SCHEDULE 6.1(f)

Ownership of Properties

November 14, 2011

Property Number	Property	City	State
451-5611	306-308 E Houston St (Stuart)	San Antonio	TX
500-1010	Bala Cynwyd Shopping Center	Bala Cynwyd	PA
500-1050	Bristol Plaza	Bristol	CT
500-1090	Crossroads Shopping Center	Highland Park	IL
500-1097	Crow Canyon Crest	San Ramon	CA
500-1125	Dedham Plaza	Dedham	MA
500-1160	Eastgate Shopping Center	Chapel Hill	NC
500-1180	Ellisburg Circle Shopping Ctr	Cherry Hill	NJ
500-1200	Falls Plaza Shopping Center	Falls Church	VA
500-1202	Flourtown Shopping Center	Flourtown	PA
500-1217	Finley Square Shopping Center	Downers Grove	IL
500-1220	Gratiot Plaza	Rosevile	MI
500-1235	Gaithersburg Square Shopping Center	Gaithersburg	MD
500-1236	Gaithersburg Square Office Bld	Gaithersburg	MD
500-1245	Garden Market Shopping Center	Western Springs	IL
500-1326	Huntington Shopping Center	Huntington	NY
500-1440	Lancaster Shopping Center	Lancaster	PA
500-1441	Langhorne Square S C	Levitttown	PA
500-1443	Laurel Shopping Center	Laurel	MD
500-1475	Mercer Mall	Lawrenceville	NJ
500-1476	Mercer Mall-Loupinski/Moore	Lawrenceville	NJ
500-1480	Mid-Pike Plaza	Rockville	MD
500-1500	Town Center of New Britain	New Britain	PA
500-1520	Northeast Shopping Center	Philadelphia	PA
500-1525	North Lake Commons	Lake Zurich	IL
500-1560	Old Keene Mill Shopping Center	Springfield	VA
500-1580	Pan Am Shopping Center	Fairfax	VA
500-1610	Queen Anne Plaza	Norwell	MA
500-1625	Quince Orchard Shopping Center	Gaithersburg	MD
500-1626	Quince Orchard Office Building	Gaithersburg	MD
500-1627	7770 Richmond Highway	Alexandria	VA
500-1700	Saugus Plaza	Saugus	MA
500-1750	Tower Shopping Center	Springfield	VA
500-1761	Troy Shopping Center	Parsippany-Troy	NJ
500-1763	Tysons Station Shopping Center	Falls Church	VA
500-1880	Falls Plaza - East	Falls Church	VA
500-1883	The Shops at Willow Lawn	Richmond	VA
500-1889	Willow Grove Shopping Center	Willow Grove	PA

Controlled Properties
110-1605	Pike 7	Vienna	VA
490-1085	Courthouse Center	Rockville	MD
490-1400	Kings Court	Los Gatos	CA
490-1720	South Valley Shopping Center	Alexandria	VA

Non-Controlled Properties
030-1080	Congressional Plaza	Rockville	MD
030-1081	Congressional Plaza Apartments	Rockville	MD
090-1190	Escondido Promenade	Escondido	CA
425-4225	Galaxy Bldg (Hollywood)	Hollywood	CA
425-4226	7001 Hollywood Blvd (Peterson)	Hollywood	CA

SCHEDULE 6.1(f)

Ownership of Properties

November 14, 2011

Property Number	Property	City	State

Part 2 - Permitted Liens in Existence as of Date of Agreement

The following properties are currently subject to liens:

Encumbered Properties
120-1450	Leesburg Plaza	Leesburg	VA
196-1960	Courtyard Shops @ Wellington	Wellington	FL
260-2060	Rollingwood Apartments	Silver Spring	MD
227-2270	White Marsh Plaza	White Marsh	MD
233-2202	The AVENUE at White Marsh	White Marsh	MD
400-3603	Pentagon Row	Arlington	VA
490-1490	Mount Vernon Shopping Center	Alexandria	VA
500-1047	Brick Plaza	Brick	NJ
500-1313	Hauppauge Shopping Center	Hauppauge	NY
500-1315	Idylwood Plaza	Falls Church	VA
500-1442	Lawrence Park Shopping Center	Broomall	PA
500-1444	Loehmann’s-Link Office Bld	Fairfax	VA
500-1445	Loehmann’s Link Shopping Ctr	Fairfax	VA
500-1446	Loehmann’s Redstone Office Bld	Fairfax	VA
500-1447	Loehmann’s Redstone Shop Ctr	Fairfax	VA
500-1470	Melville Mall	Huntington	NY
500-1881	Wildwood Shopping Center	Bethesda	MD
500-1900	Wynnewood Shopping Center	Wynnewood	PA
500-2070	Barracks Road	Charlottesville	VA
191-1096	Crow Canyon	San Ramon	CA
211-2110	Chelsea Commons (Condominium Unit 1 only)	Chelsea	MA
192-1722	Shoppers’ World	Charlottesville	VA

Unconsolidated JV Properties
801-8010	Plaza del Mercado	Silver Spring	MD
802-8020	Campus Plaza	Bridgewater	MA
803-8030	Pleasant Shops	Weymouth	MA
804-8040	Atlantic Plaza	North Reading	MA
805-8050	Greenlawn Plaza	Huntington	NY
806-8060	Barcroft Plaza	Falls Church	VA
806-8061	Lake Barcroft	Falls Church	VA
807-8070	Free State	Bowie	MD

Federal Realty Investment Trust

Summary of Outstanding Debt and Capital Lease Obligations

Schedule 6.1(g)

September 30, 2011

	Stated maturity date	Stated interest rate as of Sept. 30, 2011	Balance as of Sept. 30, 2011	CounterParty
			(in thousands)
Mortgages Payable (a)
Secured fixed rate
Courtyard Shops	07/01/12	6.87%	$7,108	Prudential Ins. Co. of America
Bethesda Row	01/01/13	5.37%	19,993	ING USA Annuity and Life Ins. Co.
Bethesda Row	02/01/13	5.05%	4,053	Genworth Life and Annuity Ins. Co.
White Marsh Plaza (b)	04/01/13	6.04%	9,360	Nationwide Life Ins. Co.
Crow Canyon	08/11/13	5.40%	20,065	Credit Suisse First Boston
Idylwood Plaza	06/05/14	7.50%	16,345	Prudential Ins. Co. of America
Leesburg Plaza	06/05/14	7.50%	28,440	Prudential Ins. Co. of America
Loehmann’s Plaza	06/05/14	7.50%	36,776	Prudential Ins. Co. of America
Pentagon Row	06/05/14	7.50%	52,794	Prudential Ins. Co. of America
Melville Mall (c)	09/01/14	5.25%	22,515	TransAmerica Life Ins. Co.
THE AVENUE at White Marsh	01/01/15	5.46%	56,909	Teachers Insurance and Annuity Assoc.
Barracks Road	11/01/15	7.95%	39,215	MetLife
Hauppauge	11/01/15	7.95%	14,783	MetLife
Lawrence Park	11/01/15	7.95%	27,796	MetLife
Wildwood	11/01/15	7.95%	24,432	MetLife
Wynnewood	11/01/15	7.95%	28,327	MetLife
Brick Plaza	11/01/15	7.42%	28,929	MetLife
Rollingwood Apartments	05/01/19	5.54%	23,322	FannieMae
Shoppers’ World	01/31/21	5.91%	5,482	Genworth Life Ins. Co. of NY
Mount Vernon (d)	04/15/28	5.66%	10,652	Thrivent
Chelsea	01/15/31	5.36%	7,670	Wells Fargo Bank Northwest, NA

			$484,966

Notes payable
Unsecured fixed rate
Various (e)	Various through 2013	3.32%	10,832
Unsecured variable rate
Revolving credit facility (f)	07/06/15	LIBOR + 1.15%	158,000
Escondido (Municipal bonds) (g)	10/01/16	0.16%	9,400

			$178,232

Senior notes and debentures
Unsecured fixed rate
6.00% notes	07/15/12	6.00%	175,000
5.40% notes	12/01/13	5.40%	135,000
5.95% notes	08/15/14	5.95%	150,000
5.65% notes	06/01/16	5.65%	125,000
6.20% notes	01/15/17	6.20%	200,000
5.90% notes	04/01/20	5.90%	150,000
7.48% debentures	08/15/26	7.48%	29,200
6.82% medium term notes	08/01/27	6.82%	40,000

			$1,004,200

Letter of Credit
Beneficiary
City of Sommerville, Massachusetts			2,728	Wachovia
City of Escondido Promenade Project			9,740	Wachovia
Commonwealth of Massachusetts			1,400	Wachovia

			$13,868

Capital lease obligations
Rockville Town Square	9/1/2061	6.300%	4,555	The Mayor and Council of Rockville, MD
Lancaster	4/1/2077	6.500%	4,907	Manheim Associates
Mercer Mall	9/30/2028	7.000%	47,638	Mercer Mall Property Group, LP
Village at Shirlington	8/1/2106	6.500%	6,355	United Dominion Realty, L.P.

			$63,455

Notes:

(a)	Mortgage loans do not include our 30% share ($17.2 million) of the $57.4 million debt of the partnership with a discretionary fund created and advised by ING Clarion Partners. It also excludes the $11.8 million mortgage loans on our Newbury Street Partnership for which we are the lender.
(b)	The interest rate of 6.04% represents the weighted average interest rate for two mortgage loans secured by this property. The loan balance represents an interest-only loan of $4.4 million at a stated rate of 6.18% and the remaining balance at a stated rate of 5.96%.
(c)	We acquired control of Melville Mall through a 20-year master lease and secondary financing. Because we control the activities that most significantly impact this property and retain substantially all of the economic benefit and risk associated with it, this property is consolidated and the mortgage loan is reflected on the balance sheet though it is not our legal obligation.
(d)	The interest rate is fixed at 5.66% for the first ten years and then will be reset to a market rate in 2013. The lender has the option to call the loan on April 15, 2013 or anytime thereafter.
(e)	The interest rate of 3.32% represents the weighted average interest rate for three unsecured fixed rate notes payable. These notes mature between April 1, 2012 and January 31, 2013.
(f)	The maximum amount drawn under our revolving credit facility for the three and nine months ended September 30, 2011 was $219.0 million and $265.0 million, respectively. The weighted average effective interest rate on borrowings under our revolving credit facility, before amortization of debt fees, was 1.31% and 0.89% for the three and nine months ended September 30, 2011, respectively.
(g)	The bonds require monthly interest only payments through maturity. The bonds bear interest at a variable rate determined weekly which would enable the bonds to be remarketed at 100% of their principal amount. The property is not encumbered by a lien.

Contingent Obligations:

1. Redevelopment Bonds - in connection with current redevelopment projects, local governmental authorities typcially require deposting a bond to secure performance on work on public infrastructure. If we fail to perform the work or perform faulty work, we may be obligated to pay on these bonds. The amount outstanding under these bonds as of August 31, 2011 is $2,014,592.

SCHEDULE 6.1(i)

LITIGATION

None.

SCHEDULE 6.1(z)

Unencumbered Assets

November 14, 2011

Property Number	Property	City	ST	Property Type	Retail/Office/ Multifamily/ Development [1]	Eligible Property Exceptions
010-1002	Andorra Shopping Center	Philadelphia	PA	Wholly Owned	Retail	None
030-1080	Congressional Plaza	Rockville	MD	Non-Controlled	Retail	None
030-1081	Congressional Plaza Apartments	Rockville	MD	Non-Controlled	Multifamily	None
040-1240	Governor Plaza	Glen Burnie	MD	Wholly Owned	Retail	None
080-1600	Perring Plaza	Baltimore	MD	Wholly Owned	Retail	None
090-1190	Escondido Promenade	Escondido	CA	Non-Controlled	Retail	None
100-1630	Santana Row Bld 1-Retail [2]	San Jose	CA	Wholly Owned	Retail	None
100-1632	Santana Row Bld 1B-Retail [2]	San Jose	CA	Wholly Owned	Retail	None
100-1634	Santana Row Bld 1C-Retail [2]	San Jose	CA	Wholly Owned	Retail	None
100-1636	Santana Row Bld 2-Retail/Off [2]	San Jose	CA	Wholly Owned	Office	None
100-1638	Santana Row Bld 3-Retail [2]	San Jose	CA	Wholly Owned	Retail	None
100-1642	Santana Row Bld 4-Retail [2]	San Jose	CA	Wholly Owned	Retail	None
100-1644	Santana Row Bld 5-Retail [2]	San Jose	CA	Wholly Owned	Retail	None
100-1645	Santana Row Bld 5-Hotel [2]	San Jose	CA	Wholly Owned	Retail	None
100-1646	Santana Row Bld 6A-Retail [2]	San Jose	CA	Wholly Owned	Retail	None
100-1650	Santana Row Bld 7-Retail [2]	San Jose	CA	Wholly Owned	Retail	None
100-1652	Santana Row Bld 8A-Retail [2]	San Jose	CA	Wholly Owned	Retail	None
100-1662	Santana Row Bld 11A-Retail [2]	San Jose	CA	Wholly Owned	Retail	None
100-1668	Santana Row Bld 13/15 Retail [2]	San Jose	CA	Wholly Owned	Retail	None
100-1674	Santana Row Bld K-Retail [2]	San Jose	CA	Wholly Owned	Retail	None
100-1648	Santana Row Bld 6B-Residential [2]	San Jose	CA	Wholly Owned	Multifamily	None
100-1651	Santana Row Bld 7-Residential [2]	San Jose	CA	Wholly Owned	Multifamily	None
100-1653	Santana Row Bld 8A-Residential [2]	San Jose	CA	Wholly Owned	Multifamily	None
100-1654	Santana Row Bld 8B-Residential [2]	San Jose	CA	Wholly Owned	Development	None
100-1663	Santana Row Bld 11A-Res/Office [2]	San Jose	CA	Wholly Owned	Retail	None
100-1669	Santana Row Bld 13/15 Res/Off [2]	San Jose	CA	Wholly Owned	Retail	None
100-1692	Santana Row Bld 6B Residential [2]	San Jose	CA	Wholly Owned	Multifamily	None
110-1605	Pike 7	Tysons Corner	VA	Controlled	Retail	None
130-1215	Federal Plaza	Rockville	MD	Wholly Owned	Retail	None

SCHEDULE 6.1(z)

Unencumbered Assets

November 14, 2011

Property Number	Property	City	ST	Property Type	Retail/Office/ Multifamily/ Development [1]	Eligible Property Exceptions
150-1477	Mercer Mall - H&H BBQ	Lawrenceville	NJ	Wholly Owned	Retail	None
151-1478	FR Mercer Mall, LLC (H&H BBQ)	Lawrenceville	NJ	Wholly Owned	Retail	None
160-1800	Westgate Mall	San Jose	CA	Wholly Owned	Retail	None
170-1730	Assembly Sq Dev(Foley, Sturtevant, Amerigas Land)	Somerville	MA	Wholly Owned	Development	None
180-1008	Assembly Square	Somerville	MA	Wholly Owned	Retail	None
194-1940	Del Mar Village	Boca Raton	FL	Wholly Owned	Retail	None
195-1950	7015 Beracasa Way (Office)	Boca Raton	FL	Wholly Owned	Office	None
195-1953	7045 Beracasa Way (Blockbuster)	Boca Raton	FL	Wholly Owned	Retail	None
197-1970	Huntington Square	East Northport	NY	Wholly Owned	Retail	Owned pursuant to a ground lease that expires May 11, 2079.
198-1980	Tower Shops	Davie	FL	Wholly Owned	Retail	None
209-2090	Chelsea Commons III	Chelsea	MA	Wholly Owned	Retail	None
210-2100	Linden Square	Wellesley	MA	Wholly Owned	Retail	None
211-2111	Chelsea - 1020 Revere Beach Parkway	Chelsea	MA	Wholly Owned	Retail	None
213-2130	North Dartmouth	North Dartmouth	MA	Wholly Owned	Retail	None
220-2200	White Marsh Ground Leases	White Marsh	MD	Wholly Owned	Retail	None
222-2220	Byron Station (White Marsh Other)	White Marsh	MD	Wholly Owned	Retail	None
223-2230	Fairfield Inn (Hotel Ground Lease)	White Marsh	MD	Wholly Owned	Retail	None
224-2240	Shoppes at Nottingham Sq II	White Marsh	MD	Wholly Owned	Retail	None
228-2280	Shopes at Nottingham Sq I	White Marsh	MD	Wholly Owned	Retail	None
229-2290	RPBT Ground Leases - Nottingham	White Marsh	MD	Wholly Owned	Retail	None
229-2291	The Avenue - Parking	White Marsh	MD	Wholly Owned	Retail	None
230-2300	Panera Bread - Nottingham	White Marsh	MD	Wholly Owned	Retail	None
400-1019	Bethesda Ave Shops W W 1-Arl East (residential) [3]	Bethesda	MD	Wholly Owned	Multifamily	None
400-1020	Bethesda Ave Shops W W 1-Arl East (retail) [3]	Bethesda	MD	Wholly Owned	Retail	None
400-1021	Bethesda Ave Shops W W 2 [3]	Bethesda	MD	Wholly Owned	Retail	None
400-1022	Bethesda Ave Offices W W 2 [3]	Bethesda	MD	Wholly Owned	Office	None
400-1023	Bethesda Ave Shops W W 3 [3]	Bethesda	MD	Wholly Owned	Retail	None
400-1024	Bethesda Ave Shops W W 4 [3]	Bethesda	MD	Wholly Owned	Retail	None

SCHEDULE 6.1(z)

Unencumbered Assets

November 14, 2011

Property Number	Property	City	ST	Property Type	Retail/Office/ Multifamily/ Development [1]	Eligible Property Exceptions
400-1025	Bethesda Ave Offices W W 4 [3]	Bethesda	MD	Wholly Owned	Office	None
400-1026	Bethesda Ave Shops W W 5 [3]	Bethesda	MD	Wholly Owned	Retail	None
400-1027	Bethesda Ave Offices W W 5 [3]	Bethesda	MD	Wholly Owned	Office	None
400-1028	Bethesda Ave Shops II [3]	Bethesda	MD	Wholly Owned	Retail	Leasehold for a small portion of the property terminates 12/31/25 with obligation of FRIT, as tenant, to purchase the property on that date.
400-1029	Bethesda Ave Shops III [3]	Bethesda	MD	Wholly Owned	Retail	None
400-1030	Bethesda Ave Shops Ravengard [3]	Bethesda	MD	Wholly Owned	Retail	None
400-1031	Bethesda Ave Shops Parking Lot [3]	Bethesda	MD	Wholly Owned	Retail	None
400-1032	4900 Hampden Lane [3]	Bethesda	MD	Wholly Owned	Retail	None
400-1033	Bethesda Ave. Office Ravengard [3]	Bethesda	MD	Wholly Owned	Office	None
400-3031	Elm Street-Retail (Bethesda) [3]	Bethesda	MD	Wholly Owned	Retail	None
400-3032	Kilbane/Jaffe Parcels [3]	Bethesda	MD	Wholly Owned	Retail	None
400-3033	Elm Street - Office (Bethesda) [3]	Bethesda	MD	Wholly Owned	Office	None
400-3034	Woodmont East-Retail [3]	Bethesda	MD	Wholly Owned	Retail	None
400-3035	Woodmont East - Offices [3]	Bethesda	MD	Wholly Owned	Office	None
400-1910	Rockville Town Square	Rockville	MD	Wholly Owned	Retail	None
400-3101	205 Greenwich Ave (Saks)	Greenwich	CT	Wholly Owned	Retail	None
400-3400	Fresh Meadows (Kohls Center)	Queens	NY	Wholly Owned	Retail	None
400-3401	Fresh Meadows (Filene’s Ctr)	Queens	NY	Wholly Owned	Retail	None
400-3402	Fresh Meadows (73rd Ave Strip)	Queens	NY	Wholly Owned	Retail	None
400-3403	Fresh Meadows (69th Ave Strip)	Queens	NY	Wholly Owned	Retail	None
400-3500	150 Post Street (SF)	San Francisco	CA	Wholly Owned	Office	None
400-3525	1344 3rd Street (Santa Monica)	Santa Monica	CA	Wholly Owned	Retail	None
400-3600	Sam’s Park & Shop	Washington	DC	Wholly Owned	Retail	None
400-3601	Village at Shirlington-Retail	Arlington	VA	Wholly Owned	Retail	None
400-3602	Village at Shirlington-Office	Arlington	VA	Wholly Owned	Office	None
400-3604	Friendship Center	Washington	DC	Wholly Owned	Retail	None

SCHEDULE 6.1(z)

Unencumbered Assets

November 14, 2011

Property Number	Property	City	ST	Property Type	Retail/Office/ Multifamily/ Development [1]	Eligible Property Exceptions
420-4300	14 N Fair Oaks (Pasadena)	Pasadena	CA	Wholly Owned	Retail	None
420-4500	643-653 5th Ave (S D)	San Diego	CA	Wholly Owned	Retail	None
420-4502	665 5th Ave (S D)	San Diego	CA	Wholly Owned	Retail	None
420-4503	825-831 5th Ave (S D)	San Diego	CA	Wholly Owned	Retail	None
420-4700	301 Arizona/1251-1253 3rd Street	Santa Monica	CA	Wholly Owned	Retail	None
420-4702	1225 3rd Street (Santa Monica)	Santa Monica	CA	Wholly Owned	Retail	None
420-4704	1337 3rd Street (Santa Monica)	Santa Monica	CA	Wholly Owned	Retail	None
420-4705	1343-1349 3rd Street (Santa Monica)	Santa Monica	CA	Wholly Owned	Retail	None
421-4701	1202 3rd Street (Santa Monica)	Santa Monica	CA	Wholly Owned	Retail	None
422-4706	1222 3rd Street (Santa Monica)	Santa Monica	CA	Wholly Owned	Retail	None
423-4200	1221-1227 Hermosa Ave (Hermosa)	Hermosa Beach	CA	Wholly Owned	Retail	None
423-4707	1232-1240 3rd Street (Santa Monica)	Santa Monica	CA	Wholly Owned	Retail	None
424-4301	140-168 W Colorado (Tanner Mkt)	Pasadena	CA	Wholly Owned	Retail	Ground lease expires 10/31/2016 (including option) and parking ground lease expires 12/15/2014 (no option).
425-4225	Galaxy Bldg - Hollywood	Hollywood	CA	Non-Controlled	Retail	None
425-4226	7001 Hollywood Blvd (Peterson)	Hollywood	CA	Non-Controlled	Retail	None
428-4708	214 Wilshire (SM)	Santa Monica	CA	Wholly Owned	Retail	None
440-5002	108-22 Queens Blvd (Midway Th)	Forest Hills	NY	Wholly Owned	Retail	None
450-5500	Old Town Center (Los Gatos)	Los Gatos	CA	Wholly Owned	Retail	None
451-5601	301-303 E Houston St (Vogue)	San Antonio	TX	Wholly Owned	Retail	None
451-5602	225-233 E Houston St (Schaum)	San Antonio	TX	Wholly Owned	Retail	None
451-5603	St. Mary’s & E. Houston (W Hotel)	San Antonio	TX	Wholly Owned	Retail	None
451-5606	111 Jefferson St (Pkg Lot)	San Antonio	TX	Wholly Owned	Retail	None
451-5607	300-302 E Houston St (Walgreen)	San Antonio	TX	Wholly Owned	Retail	None
451-5608	221-223 E Houston St (Court Bl)	San Antonio	TX	Wholly Owned	Retail	None
451-5609	219 E Houston St (Carl)	San Antonio	TX	Wholly Owned	Retail	None
451-5610	311-315 E Houston St (Kress)	San Antonio	TX	Wholly Owned	Retail	None
451-5611	306-308 E Houston St (Stuart)	San Antonio	TX	Wholly Owned	Retail	None

SCHEDULE 6.1(z)

Unencumbered Assets

November 14, 2011

Property Number	Property	City	ST	Property Type	Retail/Office/ Multifamily/ Development [1]	Eligible Property Exceptions
490-1085	Courthouse Center	Rockville	MD	Controlled	Retail	None
490-1400	Kings Court	Los Gatos	CA	Controlled	Retail	Owned pursuant to ground lease that expires 7/31/2024.
490-1720	South Valley	Alexandria	VA	Controlled	Retail	None
500-1010	Bala Cynwyd Shopping Center	Bala Cynwyd	PA	Wholly Owned	Retail	None
500-1050	Bristol Plaza	Bristol	CT	Wholly Owned	Retail	None
500-1090	Crossroads Shopping Center	Highland Park	IL	Wholly Owned	Retail	None
500-1097	Crow Canyon Crest	San Ramon	CA	Wholly Owned	Retail	None
500-1125	Dedham Plaza	Dedham	MA	Wholly Owned	Retail	None
500-1160	Eastgate Shopping Center	Chapel Hill	NC	Wholly Owned	Retail	None
500-1180	Ellisburg Circle Shopping Center	Cherry Hill	NJ	Wholly Owned	Retail	None
500-1200	Falls Plaza Shopping Center	Falls Church	VA	Wholly Owned	Retail	None
500-1202	Flourtown Shopping Center	Flourtown	PA	Wholly Owned	Retail	None
500-1217	Finley Square Shopping Center	Downers Grove	IL	Wholly Owned	Retail	None
500-1220	Gratiot Plaza	Roseville	MI	Wholly Owned	Retail	None
500-1235	Gaithersburg Square Shopping Center	Gaithersburg	MD	Wholly Owned	Retail	None
500-1236	Gaithersburg Square Office Bld	Gaithersburg	MD	Wholly Owned	Office	None
500-1245	Garden Market Shopping Center	Western Springs	IL	Wholly Owned	Retail	None
500-1326	Huntington Shopping Center	Huntington	NY	Wholly Owned	Retail	None
500-1440	Lancaster Shopping Center	Lancaster	PA	Wholly Owned	Retail	Shopping center lease expires 3/27/17 but has 12 remaining 5-year extension options.
500-1441	Langhorne Square S C	Levittown	PA	Wholly Owned	Retail	None
500-1443	Laurel Shopping Center	Laurel	MD	Wholly Owned	Retail	None
500-1475	Mercer Mall	Lawrenceville	NJ	Wholly Owned	Retail	Owned pursuant to ground lease that expires 9/30/2028 with an option for the tenant to purchase the property at a fixed price.
500-1476	Mercer Mall - Loupinski/Moore	Lawrenceville	NJ	Wholly Owned	Retail	None

SCHEDULE 6.1(z)

Unencumbered Assets

November 14, 2011

Property Number	Property	City	ST	Property Type	Retail/Office/ Multifamily/ Development [1]	Eligible Property Exceptions
500-1480	Mid-Pike Plaza	Rockville	MD	Wholly Owned	Retail	None
500-1500	Town Center of New Britain	New Britain	PA	Wholly Owned	Retail	None
500-1520	Northeast Shopping Center	Philadelphia	PA	Wholly Owned	Retail	None
500-1525	North Lake Commons	Lake Zurich	IL	Wholly Owned	Retail	None
500-1560	Old Keene Mill Shopping Center	Springfield	VA	Wholly Owned	Retail	None
500-1580	Pan Am Shopping Center	Fairfax	VA	Wholly Owned	Retail	None
500-1610	Queen Anne Plaza	Norwell	MA	Wholly Owned	Retail	None
500-1625	Quince Orchard Shopping Center	Gaithersburg	MD	Wholly Owned	Retail	None
500-1626	Quince Orchard Office Building	Gaithersburg	MD	Wholly Owned	Office	None
500-1627	7700 Richmond Highway	Alexandria	VA	Wholly Owned	Retail	None
500-1700	Saugus Plaza	Saugus	MA	Wholly Owned	Retail	None
500-1750	Tower Shopping Center	Springfield	VA	Wholly Owned	Retail	None
500-1761	Troy Shopping Center	Parsippany-Troy	NJ	Wholly Owned	Retail	None
500-1763	Tysons Station Shopping Center	Falls Church	VA	Wholly Owned	Retail	None
500-1880	Falls Plaza - East	Falls Church	VA	Wholly Owned	Retail	None
500-1883	The Shops at Willow Lawn	Richmond	VA	Wholly Owned	Retail	None
500-1889	Willow Grove Shopping Center	Willow Grove	PA	Wholly Owned	Retail	None

[1]	Use shown is predominant use.
[2]	Santana Row also constitutes a mixed-use property.
[3]	Bethesda Row also constitutes a mixed-use property.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]1 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]2 hereunder are several and not joint.]3 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any Guarantees included in such facilities), and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[1]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[2]	Select as appropriate.
[3]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	Federal Realty Investment Trust

4.	Administrative Agent:	PNC Bank, National Association, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	That certain Term Loan Agreement dated as of November 22, 2011, by and among Federal Realty Investment Trust, the financial institutions party thereto and their permitted assignees under Section 12.6 thereof, PNC Bank, National Association, as Administrative Agent, Capital One, N.A., as Syndication Agent, PNC Capital Markets LLC and Capital One, N.A., as Joint Lead Arrangers and Joint Book Runners and each of Regions Bank and SunTrust Bank, as a Documentation Agent

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned[4]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date:	][5]

[Page break]

[4]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.
[5]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:             , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][6] Accepted:

PNC BANK, NATIONAL ASSOCIATION, as
Administrative Agent

By:
Name:
Title:

[Consented to:][7]

[FEDERAL REALTY INVESTMENT TRUST]

By:
Name:
Title:

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under Section 12.6(b) of the Credit Agreement), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1 or 8.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with the law of the State of New York.

EXHIBIT B

FORM OF GUARANTY

THIS GUARANTY dated as of November     , 2011, is executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of PNC BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (together with its successors and permitted assigns, the “Administrative Agent”) for the Lenders (as defined herein) under that certain Term Loan Agreement dated as of November 22, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Federal Realty Investment Trust, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), the financial institutions party thereto and their permitted assignees under Section 12.6. thereof (collectively, the “Lenders”), the Administrative Agent, Capital One, N.A., as Syndication Agent, PNC Capital Markets LLC and Capital One, N.A., as Joint Lead Arrangers and Joint Book Runners, and each of Regions Bank and SunTrust Bank, as a Documentation Agent, for the benefit of itself and the Lenders (the Administrative Agent and the Lenders, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Lenders through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Lenders making such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness, liabilities, obligations, covenants and duties owing by the Borrower to the Administrative Agent or any other Guarantied Party under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans and the payment of all interest, Fees, charges, reasonable attorneys’ fees and other amounts payable to the Administrative Agent or any other Guarantied Party thereunder or in connection therewith (including, to the extent permitted by Applicable Law, interest, Fees and other amounts that would accrue and become due after the filing of a case or other proceeding under the Bankruptcy Code (as defined below) or other similar Applicable Law but for the commencement of such case or proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or proceeding); (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all other Obligations; and (d) all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements for which the Borrower is responsible under Section 12.2. of the Credit Agreement.

Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, none of the Administrative Agent or the other Guarantied Parties shall be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy any of them may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security, if any, held by the Administrative Agent or any other Guarantied Party which may secure any of the Guarantied Obligations.

Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the other Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)(i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b) any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c) any furnishing to the Administrative Agent or the other Guarantied Parties of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;

(d) any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f) any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g) any nonperfection or impairment of any security interest, if any, or other Lien on any collateral, if any, securing in any way any of the Guarantied Obligations;

(h) any application of sums paid by the Borrower, any other Guarantor or any other Person with respect to the liabilities of the Borrower to the Administrative Agent or the other Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;

(i) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(j) any change in the corporate existence, structure or ownership of the Borrower or any other Loan Party;

(k) any statement, representation or warranty made or deemed made by or on behalf of the Borrower, any Guarantor or any other Loan Party under any Loan Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(l) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full in cash or release or termination of the obligations of any Guarantor hereunder pursuant to the terms of the Credit Agreement).

Section 4. Action with Respect to Guarantied Obligations. The Administrative Agent and the other Guarantied Parties may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guarantied Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Guarantor or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Administrative Agent and the other Guarantied Parties shall elect.

Section 5. Representations and Warranties. Each Guarantor hereby makes to the Administrative Agent and the other Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.

Section 6. Covenants. Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents.

Section 7. Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8. Inability to Accelerate Loan. If the Administrative Agent and/or the other Guarantied Parties are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the other Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9. Reinstatement of Guarantied Obligations. If a claim is ever made on the Administrative Agent or any of the other Guarantied Parties for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such other Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such other Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Administrative Agent or such other Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such other Guarantied Party.

Section 10. Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Administrative Agent and the other Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing.

Section 11. Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes, subject to Section 3.10. of the Credit Agreement) and if any Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, such Guarantor shall pay to the Administrative Agent and the other Guarantied Parties such additional amount as will result in the receipt by the Administrative Agent and the other Guarantied Parties of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12. Set-off. In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Administrative Agent, each Lender and any of their respective Affiliates, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or an Affiliate of a Lender subject to receipt of the prior written consent of the Administrative Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, or any of their respective Affiliates, to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured.

Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Administrative Agent and the other Guarantied Parties that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been paid in full in cash.

Section 14. Avoidance Provisions. It is the intent of each Guarantor, the Administrative Agent and the other Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the other Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the

Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the other Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the other Guarantied Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the other Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Administrative Agent and the other Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guarantied Parties shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 17. WAIVER OF JURY TRIAL.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) EACH OF THE GUARANTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY AGREES THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF

MANHATTAN, NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. EACH GUARANTOR AND EACH OF THE GUARANTIED PARTIES EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY ANY PARTY OR THE ENFORCEMENT BY ANY PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS GUARANTY.

Section 18. Loan Accounts. The Administrative Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of the amounts and other matters set forth herein, absent manifest error. The failure of the Administrative Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19. Waiver of Remedies. No delay or failure on the part of the Administrative Agent or any of the other Guarantied Parties in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any of the other Guarantied Parties of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20. Termination. This Guaranty shall remain in full force and effect with respect to each Guarantor until payment in full in cash of the Guarantied Obligations and the other Obligations, the termination or expiration of all of the Lenders’ and the Administrative Agent’s obligations to make loans or other financial accommodations or extensions of credit to the Borrower, and the termination or cancellation of the Credit Agreement in accordance with its terms.

Section 21. Successors and Assigns. Each reference herein to the Administrative Agent or the other Guarantied Parties shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Lenders may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Subject to Section 12.9. of the Credit Agreement, each Guarantor hereby consents to the delivery by the Administrative Agent or any Lender to any Eligible Assignee or Participant (or any prospective Eligible Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its rights or obligations hereunder to any Person without the prior written consent of the Administrative Agent and all other Guarantied Parties and any such assignment or other transfer to which the Administrative Agent and all of the other Guarantied Parties have not so consented shall be null and void.

Section 22. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23. Amendments. This Guaranty may not be amended except in a writing signed by the Requisite Lenders (or all of the Lenders if required under the terms of the Credit Agreement), the Administrative Agent and each Guarantor.

Section 24. Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at the Principal Office, not later than 1:00 p.m. Eastern time on the date of demand therefor.

Section 25. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any Lender at its respective address for notices provided for in the Credit Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 26. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28. Limitation of Liability. Neither the Administrative Agent nor any of the other Guarantied Parties, nor any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any of the other Guarantied Parties, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent or any of the other Guarantied Parties or any of the Administrative Agent’s or of any other Guarantied Parties’, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated by the Credit Agreement or financed thereby.

Section 29. Electronic Delivery of Certain Information. Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 8.5. of the Credit Agreement.

Section 30. Definitions. (a) For the purposes of this Guaranty:

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

(b) Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signature on Next Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

[GUARANTORS]

By:
Name:
Title:

Address for Notices:

c/o Federal Realty Investment Trust
1626 East Jefferson Street
Rockville, Maryland 20852-4041
Attn: General Counsel
Telecopy Number: (301) 998-3715
Telephone Number: (301) 998-8100

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of             , 20    , executed and delivered by                     , a                     (the “New Guarantor”), in favor of (a) PNC BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (together with its successors and permitted assigns, the “Administrative Agent”) for the Lenders (as defined herein) under that certain Term Loan Agreement dated as of November 22, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Federal Realty Investment Trust, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), the financial institutions party thereto and their permitted assignees under Section 12.6. thereof (collectively, the “Lenders”), the Administrative Agent, Capital One, N.A., as Syndication Agent, PNC Capital Markets LLC and Capital One, N.A., as Joint Lead Arrangers and Joint Book Runners, and each of Regions Bank and SunTrust Bank, as a Documentation Agent, and (b) the Lenders (the Administrative Agent and the Lenders, collectively, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower, the New Guarantor, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the Lenders through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Administrative Agent and the Lenders continuing to make such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1. Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of November     , 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty”), made by each of the Guarantors party thereto in favor of the Administrative Agent and the other Guarantied Parties and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:

(a) irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b) makes to the Administrative Agent and the other Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c) consents and agrees to each provision set forth in the Guaranty.

SECTION 2. GOVERNING LAW. THIS ACCESSION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

c/o Federal Realty Investment Trust
1626 East Jefferson Street
Rockville, Maryland 20852-4041
Attn: General Counsel
Telecopy Number: (301) 998-3715
Telephone Number: (301) 998-8100

Accepted:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT C

FORM OF NOTICE OF BORROWING

November     , 2011

PNC Bank, National Association

500 1st Avenue

P7-PFSC-04-I

Pittsburgh, PA 15222

Attn: Martin Hannak

Telecopier: (412) 762-8672

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of November 22, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Federal Realty Investment Trust, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), the financial institutions party thereto and their permitted assignees under Section 12.6. thereof, PNC Bank, National Association (together with its successors and permitted assigns, the “Administrative Agent”), Capital One, N.A., as Syndication Agent, PNC Capital Markets LLC and Capital One, N.A., as Joint Lead Arrangers and Joint Book Runners, and each of Regions Bank and SunTrust Bank, as a Documentation Agent. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.1.(b) of the Credit Agreement, the Borrower hereby requests that the Lenders make Loans to the Borrower in an aggregate principal amount equal to $ .

2.	The Borrower requests that such Loans be made available to the Borrower on November , 2011.

3.	The Borrower hereby requests that such Loans be of the following Type:

 [Check one box only]

☐☐	Base Rate Loans

☐☐	LIBOR Loans, with an initial Interest Period for a duration of:
[Check one box only]

☐☐	one month

☐	three months

☐☐	six months

☐☐	other

C-1

4.	The Borrower requests that the proceeds of such Loans be made available to the Borrower by ..[1]

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Loans, and after making such Loans, (a) no Default or Event of Default exists or shall exist; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is and shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Credit Agreement. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Loans contained in Article V. of the Credit Agreement will have been satisfied (or waived in accordance with the terms of the Credit Agreement) at the time such Loans are made.

FEDERAL REALTY INVESTMENT TRUST

By:
Name:
Title:

[1]	Indicate how the proceeds of the Loan are to be made available to the Borrower.

C-2

EXHIBIT D

FORM OF NOTICE OF CONTINUATION

            , 20

PNC Bank, National Association

500 1st Avenue

P7-PFSC-04-I

Pittsburgh, PA 15222

Attn: Martin Hannak

Telecopier: (412) 762-8672

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of November 22, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Federal Realty Investment Trust, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), the financial institutions party thereto and their permitted assignees under Section 12.6. thereof, PNC Bank, National Association (together with its successors and permitted assigns, the “Administrative Agent”), Capital One, N.A., as Syndication Agent, PNC Capital Markets LLC and Capital One, N.A., as Joint Lead Arrangers and Joint Book Runners, and each of Regions Bank and SunTrust Bank, as a Documentation Agent. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.6. of the Credit Agreement, the Borrower hereby requests a Continuation of Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.	The requested date of such Continuation is , 20 .

2.	The aggregate principal amount of the Loans subject to the requested Continuation is $ and the portion of such principal amount subject to such Continuation is $ .

3.	The current Interest Period of the Loans subject to such Continuation ends on , 20 .

4.	The duration of the Interest Period for the Loans or portion thereof subject to such Continuation is:

[Check one box only]

☐☐☐	one month

☐ ☐	three months

☐ ☐	six months

☐ ☐	other

[Continued on next page]

D-1

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, (a) no Default or Event of Default exists or shall exist; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is and shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Credit Agreement.

If notice of the requested Continuation was given previously by telephone, this notice shall be considered the written confirmation of such telephone notice required by Section 2.6. of the Credit Agreement.

FEDERAL REALTY INVESTMENT TRUST

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF NOTICE OF CONVERSION

            , 20

PNC Bank, National Association

500 1st Avenue

P7-PFSC-04-I

Pittsburgh, PA 15222

Attn: Martin Hannak

Telecopier: (412) 762-8672

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of November 22, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Federal Realty Investment Trust, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), the financial institutions party thereto and their permitted assignees under Section 12.6. thereof, PNC Bank, National Association (together with its successors and permitted assigns, the “Administrative Agent”), Capital One, N.A., as Syndication Agent, PNC Capital Markets LLC and Capital One, N.A., as Joint Lead Arrangers and Joint Book Runners, and each of Regions Bank and SunTrust Bank, as a Documentation Agent. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.7. of the Credit Agreement, the Borrower hereby requests a Conversion of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.	The requested date of such Conversion is , 20 .

2.	The Type of Loans to be Converted pursuant hereto is currently:

[Check one box only]

☐☐	Base Rate Loan

☐☐	LIBOR Loan

3.	The aggregate principal amount of the Loans subject to the requested Conversion is $ and the portion of such principal amount subject to such Conversion is $ .

E-1

4.	The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]

☐☐	Base Rate Loan

☐☐	LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

☐☐	one month

☐☐	three months

☐☐	six months

☐	other

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Conversion, and after giving effect to such Conversion, (a) no Default or Event of Default exists or shall exist9; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is and shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Credit Agreement.

If notice of the requested Continuation was given previously by telephone, this notice shall be considered the written confirmation of such telephone notice required by Section 2.7. of the Credit Agreement.

FEDERAL REALTY INVESTMENT TRUST

By:
Name:
Title:

[9]	Note: A Base Rate Loan may not be converted into a LIBOR Loan if an Event of Default exists.

E-2

EXHIBIT F

FORM OF NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, FEDERAL REALTY INVESTMENT TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), hereby unconditionally promises to pay to the order of                     (the “Lender”), in care of PNC Bank, National Association (together with its successors and permitted assigns, the “Administrative Agent”), at its office located at 500 1st Avenue, Pittsburgh, Pennsylvania 15222, or at such other address as may be specified by the Administrative Agent to the Borrower, the principal sum of                     AND     /100 DOLLARS ($        ), or such lesser amount as may be the then outstanding and unpaid balance of the Loan made by the Lender to the Borrower pursuant to, and in accordance with the terms of, the Credit Agreement.

The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time on the dates and at the rates and at the times specified in the Credit Agreement.

This Note (this “Note”) is one of the “Notes” referred to in that certain Term Loan Agreement dated as of November 22, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Federal Realty Investment Trust, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), the financial institutions party thereto and their permitted assignees under Section 12.6. thereof, the Administrative Agent, Capital One, N.A., as Syndication Agent, PNC Capital Markets LLC and Capital One, N.A., as Joint Lead Arrangers and Joint Book Runners, and each of Regions Bank and SunTrust Bank, as a Documentation Agent, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Loan by the Lender to the Borrower in the principal amount first mentioned above, (b) permits the prepayment of the Loans by the Borrower subject to certain terms and conditions and (c) provides for the acceleration of the Loans upon the occurrence of certain specified events.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

F-1

IN WITNESS WHEREOF, the undersigned has executed and delivered this Note under seal as of the date first written above.

FEDERAL REALTY INVESTMENT TRUST

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF OPINION OF COUNSEL TO THE BORROWER AND GUARANTORS

[ATTACHED]

G-1

EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE

Reference is made to that certain Term Loan Agreement dated as of November 22, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Federal Realty Investment Trust, a real estate investment trust formed under the laws of the State of Maryland (“Borrower”), the financial institutions party thereto and their permitted assignees under Section 12.6. thereof, PNC Bank, National Association (together with its successors and permitted assigns, the “Administrative Agent”), Capital One, N.A., as Syndication Agent, PNC Capital Markets LLC and Capital One, N.A., as Joint Lead Arrangers and Joint Book Runners, and each of Regions Bank and SunTrust Bank, as a Documentation Agent. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Credit Agreement.

Pursuant to Section 8.3 of the Credit Agreement, the undersigned hereby certifies to the Administrative Agent and the Lenders, in his or her capacity as the [Chief Accounting Officer] [Chief Financial Officer] that:

1. The undersigned examined the books and records of the Borrower and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.

2. Schedule 1 attached hereto accurately and completely sets forth the calculations required to establish compliance with Section 9.1 of the Credit Agreement on the date of the financial statements for the accounting period set forth above.

3. To the best of the undersigned’s knowledge, information and belief after due inquiry, no Default or Event of Default exists [if such is not the case, specify such Default or Event of Default on Exhibit A, attached hereto, and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].

4. The representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is and shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Credit Agreement [if such is not the case, specify which representation or warranty is not true or correct on Exhibit A, attached hereto, and describe why that is the case].

[Signature on next page]

IN WITNESS WHEREOF, the undersigned has signed this Compliance Certificate on and as of the date first written above.

FEDERAL REALTY INVESTMENT TRUST

By:
Name:
Title:

EXHIBIT A